   PRELIMINARY PROXY MATERIAL: CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY

                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ] Preliminary Proxy Statement      [ ] Confidential, For Use of the
                                          Commission Only
                                      (as permitted by Rule 14a-6(e)(2))

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      AUDIO COMMUNICATIONS NETWORK, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                  (NAME OF PERSON(S) FILING PROXY STATEMENT,
                         IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[ ]No fee required.

[ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(/1/).

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[x]Fee paid previously with preliminary materials:

[ ]Check box if any part of the fee is offset as provided by Exchange Act Rule
 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

--------
(/1/)Set forth the amount on which the filing fee is calculated and state how it was determined.

                      AUDIO COMMUNICATIONS NETWORK, INC.
                         1000 LEGION PLACE, SUITE 1515
                            ORLANDO, FLORIDA 32801
                                (407) 649-8877

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                  TO BE HELD

                            SEPTEMBER 24, 1998

To the shareholders of
Audio Communications Network, Inc.:

  You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Audio Communications Network, Inc. (the "Company"), which will be held at the American Stock Exchange, 86 Trinity Place, New York, NY 10006-1881 at 10:00 a.m., Eastern time, on Thursday, September 24, 1998, to consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger dated June 5, 1998 (the "Merger Agreement") as amended by the First Amendment thereto, dated August 25, 1998 (the "Amendment") by and among the Company, DMA Holdings, Inc., a Delaware corporation ("DMA"), and Diverse Media Acquisitions, Inc., a Florida corporation ("Diverse Media") and wholly-owned subsidiary of DMA, pursuant to which:

    (a) Diverse Media will be merged with and into the Company (the "Merger"), the Company will be the surviving corporation in the Merger (the "Surviving Corporation") and will become a wholly-owned subsidiary of DMA,

    (b) each outstanding share of common stock, par value $0.25 per share, of the Company (the "Common Stock") (other than shares held by the Company and its subsidiaries or by DMA and its subsidiaries) will be converted into the right to receive $6.40 in cash, without interest, and

    (c) unless otherwise determined by DMA prior to the effective date and time of the Merger (the "Effective Time"), (i) the Articles of Incorporation and the by-laws of Diverse Media shall become the Articles of Incorporation and the by-laws of the Surviving Corporation,
  (ii) the officers of the Company immediately prior to the Merger, with the exception of Mitchell Kleinhandler, shall be the initial officers of the Surviving Corporation (until such time as their respective successors are duly elected or qualified) and (iii) the directors of Diverse Media immediately prior to the Merger shall be the initial directors of the Surviving Corporation (until such time as their respective successors are duly elected or qualified).

  A copy of the Merger Agreement is annexed (together with the Amendment) as Appendix I to the accompanying Proxy Statement.

  Only shareholders of record at the close of business on August 26, 1998 will be entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof.

  Pursuant to Florida law, shareholders who dissent from the Merger will have NO right to seek appraisal of their shares. See "RIGHTS OF DISSENTING SHAREHOLDERS" in the accompanying Proxy Statement for further explanation.

  Shareholders are cordially invited to attend the Special Meeting. Whether or not you expect to attend the Special Meeting in person, please complete, date and sign the accompanying proxy card and return it without delay in the enclosed postage prepaid envelope. Your proxy will not be used if you are present and prefer to vote in person or if you revoke the proxy.

Dated: August 28, 1998                    By order of the Board of Directors,

                                          David Unger, Assistant Secretary

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         -----
INTRODUCTION............................................................     1
SUMMARY.................................................................     3
VOTING RIGHTS AND PROXY INFORMATION.....................................     8
RECENT CHANGE OF CONTROL................................................     9
THE PARTIES TO THE MERGER...............................................     9
 The Company............................................................     9
  General...............................................................     9
  Muzak(R) Products.....................................................    10
  Marketing.............................................................    11
  Competition...........................................................    11
  Employees.............................................................    11
  Property..............................................................    11
  Legal Proceedings.....................................................    11
 Diverse Media..........................................................    11
 DMA....................................................................    12
 IPG and ICA............................................................    12
SPECIAL FACTORS.........................................................    12
 Background of the Merger...............................................    12
 Recommendation of the Company's Board of Directors; Reasons for the
  Merger................................................................    15
 Opinion of Financial Advisor...........................................    16
 Diverse Media's Purpose and Reasons for the Merger.....................    18
 Certain Effects of the Merger; Conduct of the Company's Business After
  the Merger............................................................    18
 Interests of Certain Persons in the Merger.............................    19
 Financing of the Merger................................................    19
 Federal Income Tax Consequences of the Merger..........................    19
 Accounting Treatment...................................................    20
 Risk that the Merger Will Not Be Consummated...........................    20
THE MERGER AGREEMENT....................................................    22
 General................................................................    22
 Payment for Shares.....................................................    22
 Representations and Covenants..........................................    23
 Indemnification........................................................    23
 Conditions to the Merger...............................................    24
 Termination; Amendment; Fees and Expenses..............................    24
DESCRIPTION OF THE COMPANY'S CAPITAL STOCK..............................    25
RIGHTS OF DISSENTING SHAREHOLDERS.......................................    26
RECENT MARKET PRICES AND DIVIDEND HISTORY...............................    26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
 FINANCIAL CONDITIONS...................................................    27
 General................................................................    27
 Summary................................................................    27
 Fiscal Year Comparison.................................................    27
 Interim Period Comparison..............................................    29
CURRENT INFORMATION; DEREGISTRATION.....................................    30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........    32
FUTURE SHAREHOLDER PROPOSALS............................................    33
OTHER BUSINESS..........................................................    34
INDEX TO FINANCIAL STATEMENTS........................................... F-(i)
APPENDIX I--The Merger Agreement and the Amendment......................   I-i
APPENDIX II--The Stock Option Agreement.................................  II-1
APPENDIX III--Fairness Opinion.......................................... III-1
APPENDIX IV--Florida Business Corporation Act, Section 607.1302.........  IV-1

                                      (i)

                      AUDIO COMMUNICATIONS NETWORK, INC.
                         1000 LEGION PLACE, SUITE 1515
                            ORLANDO, FLORIDA 32801
                                (407) 649-8877

                               ----------------

                                PROXY STATEMENT

                        SPECIAL MEETING OF SHAREHOLDERS

                            SEPTEMBER 24, 1998

                               ----------------

                                 INTRODUCTION

  These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Audio Communications Network, Inc., a Florida corporation (the "Company"), for use at the Special Meeting of Shareholders of the Company to be held at the American Stock Exchange, 86 Trinity Place, New York, NY 10006-1881 at 10:00 a.m., Eastern time, on Thursday, September 24, 1998, and for any adjournment or adjournments thereof (the "Special Meeting"), for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. A Board of Directors' proxy (the "Proxy") for the Special Meeting is enclosed, by means of which you may indicate your vote regarding the proposal described in this Proxy Statement.

  This Proxy Statement and the accompanying Notice of Special Meeting of Shareholders, the Proxy, and the 1997 Annual Report to Shareholders are expected to be mailed commencing on or about September 2, 1998 to shareholders of record on August 26, 1998 ("Shareholders").

  At the Special Meeting, the Shareholders of the Company are being asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated June 5, 1998 (the "Merger Agreement") as amended by the First Amendment thereto, dated August 25, 1998 (the "Amendment") by and among the Company, DMA Holdings, Inc., a Delaware corporation ("DMA"), and Diverse Media Acquisitions, Inc., a Florida corporation ("Diverse Media") and wholly-owned subsidiary of DMA, pursuant to which (a) Diverse Media will be merged with and into the Company (the "Merger"), the Company will be the surviving corporation in the Merger (the "Surviving Corporation") and will become a wholly-owned subsidiary of DMA, (b) each outstanding share of common stock, par value $0.25 per share, of the Company (the "Common Stock") (other than shares held by the Company and its subsidiaries or by DMA and its subsidiaries) will be converted into the right to receive $6.40 in cash, without interest (the "Merger Consideration") and (c) unless otherwise determined by DMA prior to the effective date and time of the Merger (the "Effective Time"), (i) the Articles of Incorporation and the by-laws of Diverse Media shall become the Articles of Incorporation and the by-laws of the Surviving Corporation, (ii) the officers of the Company immediately prior to the Merger, with the exception of Mitchell Kleinhandler, shall be the initial officers of the Surviving Corporation (until such time as their respective successors are duly elected and qualified) and (iii) the directors of Diverse Media immediately prior to the Merger shall be the initial directors of the Surviving Corporation (until such time as their respective successors are duly elected and qualified). A copy of the Merger Agreement is annexed (together with the Amendment) hereto as Appendix I.

  THE BOARD BY A VOTE OF 7 TO 1 (WITH ONE MEMBER ABSTAINING DUE TO A POTENTIAL CONFLICT OF INTEREST), HAS APPROVED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY VOTE FOR THE MERGER.

  Pursuant to a Stockholder's Stock Option Agreement by and between DMA and the Company's largest shareholder, Suncom Communications L.L.C. ("Suncom") dated June 5, 1998, Suncom, which owns approximately 59.9% of the Company's issued and outstanding shares of Common Stock, has given DMA a proxy to vote all of Suncom's shares of Common Stock (a) for approval of the Merger, (b) against any proposed merger, recapitalization or other business combination with a party other than DMA or its affiliates and (c) for any other matter necessary for the transactions contemplated by the Merger Agreement. Under the terms of the Stock Option Agreement, Suncom has also granted DMA an option to purchase all of Suncom's shares of Common Stock within 60 days of termination of the Merger Agreement (except for certain terminations) at an exercise price of $6.40 per share. The Stock Option Agreement granting the option and proxy is annexed hereto as Appendix II.

  Diverse Media was recently organized for the purpose of consummating the Merger. Diverse Media's parent, DMA, is wholly-owned by DMA Holdings Statutory Trust, a trust formed under the laws of Connecticut pursuant to a trust agreement dated May 1, 1998 (the "Trust") with First Union National Bank as trustee and DMA Finance, L.P., a Delaware limited partnership ("Finance"), as beneficiary. The sole general partner of Finance is Intercontinental Pacific Group, Inc., a California corporation ("IPG"). IPG and its affiliate, Integrated Capital Associates, Inc. ("ICA"), are acting as investment bankers and advisors to DMA in this transaction. Douglas Wolf is President, Secretary and the sole director of DMA and a director and the majority stockholder of IPG and ICA. Eric Sullivan is an executive officer of DMA, IPG and ICA. After consummation of the Merger, DMA and its affiliates will review their investment in the Company and may enter into definitive plans or proposals regarding the Company (a "Post-Merger Transaction") including, without limitation, (a) a sale, transfer or lease of all or substantially all of the assets of the Company or any of its subsidiaries, (b) an extraordinary corporate transaction involving the Company or any of its subsidiaries, (c) a material change in the Company's capitalization, (d) any other material change in the Company's business or corporate structure or (e) any action similar to any of those enumerated above. DMA and its affiliates are currently exploring possible strategic alternatives (including those described in clauses (a) through (e) above) relating to its ownership of the Company following the Merger. For a discussion of the interests of certain members of the Company's Board of Directors in a possible Post-Merger Transaction, see "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

  Consummation of the Merger is subject to certain conditions, including financial performance of the Company prior to closing. See "SPECIAL FACTORS-- Risk that the Merger will not be Consummated" and "THE MERGER--Conditions to Closing."

  THE MERGER INVOLVES A MATTER OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF THE COMPANY. IF THE MERGER IS APPROVED AND CONSUMMATED, THE SHAREHOLDERS OF THE COMPANY WILL NO LONGER OWN ANY COMMON STOCK OF THE COMPANY, BUT INSTEAD WILL BE ENTITLED TO RECEIVE $6.40 IN CASH, WITHOUT INTEREST, FOR EACH SHARE OF THE COMPANY'S COMMON STOCK WHICH THEY HOLD. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete statement of all material features of the Merger and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement. Capitalized terms used but not defined in this summary have the meanings ascribed to them elsewhere in this Proxy Statement. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE APPENDICES HERETO IN THEIR ENTIRETY.

THE SPECIAL MEETING

  The Special Meeting of Shareholders of Audio Communications Network, Inc. (the "Company") will be held on Thursday, September 24, 1998 at 10:00 a.m., local time, at the American Stock Exchange, 86 Trinity Place, New York, NY 10006-1881 (the "Special Meeting"). The Board of Directors has fixed the close of business on August 26, 1998 as the record date (the "Record Date") for determining the Shareholders of the Company entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were outstanding and entitled to vote 4,507,202 shares of the Company's Common Stock held by approximately 549 holders of record. See "VOTING RIGHTS AND PROXY INFORMATION."

PARTIES TO THE MERGER

 The Company

  The Company owns and operates MUZAK(R) franchises in and around Baltimore, Maryland and the Delmarva Peninsula, Kansas City and St. Louis, Missouri, central California, including Fresno, and Jacksonville Florida. The Company also services large portions of Arizona and North and South Carolina including Phoenix, Charlotte, Raleigh-Durham, Winston-Salem, Greensboro and Greenville. The Company distributes business music programming of MUZAK(R) and a wide variety of ancillary products and services, including broadcast and data delivery, video, audio marketing and in-store advertising services. The Company's principal executive offices are located at 1000 Legion Place, Suite 1515, Orlando, Florida 32801.

  In May 1997, the Company acquired the assets of Suncom Communications L.L.C. ("Suncom"), owner of the MUZAK(R) franchises in Hillsboro and Charlotte, North Carolina and in Phoenix, Arizona through a business combination with Suncom (the "Suncom Combination"). Under the terms of the Suncom Combination, the Company acquired the assets and business of Suncom, in exchange for which the Company issued 2.1 million shares of its Common Stock to Suncom, representing approximately 48% of the then outstanding shares of Common Stock. In addition, Suncom acquired approximately 600,000 shares of Common Stock from the chairman of the Company. As a result of the foregoing transactions, Suncom is currently the owner of approximately 59.9% of the outstanding shares of Common Stock of the Company. See "THE PARTIES TO THE MERGER--The Company."

 Diverse Media, DMA and Related Entities

  Diverse Media is a recently formed Florida corporation, and DMA is a recently formed Delaware corporation; these companies were principally organized for the purpose of effectuating the Merger. DMA holds all of the outstanding shares of Common Stock of Diverse Media. All of the outstanding shares of DMA are held by a trust, the sole beneficiary of which is Finance. None of Diverse Media, DMA or Finance will have any significant assets or liabilities, other than their respective beneficial interests in the Merger or each other, and will not engage in any activities other than those incident to their formation and transactions contemplated by the Merger Agreement.

  The sole general partner of Finance is IPG. Douglas Wolf ("Wolf") and Eric Sullivan ("Sullivan") are executive officers of IPG, as well as being officers of Diverse Media and DMA. In addition, Wolf is a director of IPG and beneficially owns a majority of IPG's voting stock. Wolf is also a director and the majority shareholder of ICA, and both Wolf and Sullivan are executive officers of ICA. IPG and ICA are investment banking firms specializing in mergers and acquisitions, and work closely together on transactions such as the Merger. IPG typically acts as an equity investor or lender, and ICA focuses on providing investment advisory services.

  For additional information concerning Diverse Media, DMA and other related parties, see "THE PARTIES TO THE MERGER--Diverse Media", "--DMA", and "--IPG and ICA."

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS; REASONS FOR THE MERGER

  The Board of Directors of the Company has carefully reviewed and considered the terms and conditions of the Merger, has concluded that the Merger is fair to and in the best interests of the Company's Shareholders and accordingly, by a vote of 7 to 1, with one member abstaining, the Board of Directors approved the Merger Agreement at a full meeting of the Board held on June 5, 1998. David Unger did not participate in the vote due to a potential interest in the transaction. See "SPECIAL FACTORS--Recommendation of The Company's Board of Directors; Reasons for the Merger" and "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

  In arriving at its conclusion that the Merger is fair to and in the best interests of the Company's Shareholders the Board considered numerous factors, including, but not limited to, the following: (i) the multiple of revenues represented by DMA's cash price offer which reflected a premium over the then current trading price of the Company's Common Stock, (ii) the opinion of Duff & Phelps, LLC (the financial advisor hired by the Board to review the transaction) that the transaction was fair to the Shareholders from a financial point of view, (iii) terms currently being offered in other media transactions, (iv) other offers which have been received by the Company, including asset offers, which were not as attractive as the Merger Consideration due to tax consequences to the Company's Shareholders, and (v) the desire of a member of Suncom to sell its interest in Suncom. The Board was aware when it approved the Merger Agreement that David Unger, a member of the Board and Executive Vice President of the Company (who abstained from the vote), has a financial relationship with one of the potential buyers with whom DMA has been discussing a Post-Merger Transaction.

OPINION OF FINANCIAL ADVISOR

  Duff & Phelps, LLC has delivered its written opinion, dated June 5, 1998, that the Merger Consideration to be received by the Shareholders of the Company is fair to such Shareholders from a financial point of view. A copy of the written opinion is attached to this Proxy Statement as Appendix III. Shareholders are urged to read carefully the complete text of the opinion, which includes a description of the procedures followed, the matters considered and the assumptions made by Duff & Phelps, LLC in rendering its opinion. See "SPECIAL FACTORS--Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The current officers of the Company, with the exception of Mitchell Kleinhandler, will be the initial officers of the Surviving Corporation until such time as their respective successors are duly elected or qualified. Upon consummation of the Merger, Mitchell Kleinhandler will cease to be President and a director of the Company. The Company and Mr. Kleinhandler are currently negotiating the terms of his separation from the Company, but have not yet reached an agreement. There is no written agreement at this time between any of the Company's officers and the Surviving Corporation regarding future employment after consummation of the Merger.

  David Unger, a Director and Executive Vice President of the Company, has other business relationships with Abry Broadcast Partners, L.P. ("Abry"), a potential buyer with whom DMA has been discussing a Post-Merger Transaction. Mr. Unger disclosed the nature of those relationships to the Company's Board prior to the establishment of a special sub-committee of the Board to negotiate the Merger Agreement. He further indicated that there is a reasonable likelihood that he will have a continuing business relationship as an investor in, or in management of, the Company or its successor should DMA consummate a Post-Merger Transaction with Abry. Due to this potential relationship and Abry's discussions with DMA, Mr. Unger abstained from voting with respect to the Merger. At this time, Mr. Unger has no agreement with either Abry or DMA regarding a future role in the Company after consummation of the Merger.

  Midwest Mezzanine Fund L.P. ("Midwest"), a member of Suncom, made a loan to Suncom of $4,750,000 in September 1995 evidenced by a note (the "Note"). As part of the Suncom Combination, the Company assumed liability for payment of the Note (the "Note Assumption Agreement"). Pursuant to the Merger Agreement DMA has agreed to pay the balance due under the Note Assumption Agreement in full when the Merger becomes effective.

  It is a condition precedent to the consummation of the Merger that the shares of the Company's Common Stock (approximately 400,000) pledged by Suncom to secure $1 million to be paid by the Company to Mr. Schell over the next 18 months be released from such pledge. Mr. Schell is Chairman of the Board of the Company. As of the date hereof, there is no agreement as to the terms for the release of such pledged shares.

FINANCING OF THE MERGER

  DMA is currently negotiating the terms and conditions for an acquisition loan to finance the Merger Consideration, but has not entered into any definitive agreements with respect to such financing. The Merger Agreement is not subject to DMA obtaining said financing as a condition to Closing.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  Generally, if the Merger is consummated, each Shareholder will be entitled to receive cash, and will recognize taxable gain or loss for Federal income tax purposes equal to the difference between the amount of cash received pursuant to the Merger Agreement and the Shareholder's tax basis in such Shareholder's shares of Common Stock. This gain or loss will be a capital gain or loss if the shares are assets in the hands of the Shareholder. Each Shareholder should consult with his tax advisor as to the particular consequences of the Merger to him, including the application of state, local or foreign tax laws. See "SPECIAL FACTORS--Federal Income Tax Consequences of the Merger."

THE MERGER AGREEMENT

  The Merger Agreement, which is attached (together with the Amendment) as Appendix I to this Proxy Statement, provides that, subject to the approval and adoption of the Merger Agreement by the Shareholders, Diverse Media will be merged with and into the Company, and the Company will be the Surviving Corporation. At the effective time of the Merger each issued and outstanding share of the Company's Common Stock, other than (i) shares held by the Company or any of its subsidiaries as treasury shares and (ii) any shares held by DMA or any of its subsidiaries (including Diverse Media), shall be converted into the right to receive $6.40 per share, net in cash. After consummation of the Merger, the Company will be a wholly-owned subsidiary of DMA. Subject to Shareholder approval and adoption, the Merger will become effective at the time of filing of a Certificate of Merger with the Secretary of State of Florida. The Merger will only proceed, however, upon satisfaction or waiver, where permissible, of certain conditions contained in the Merger Agreement and provided that the Merger Agreement has not been terminated. No waiver or termination will require the vote or consent of the Shareholders. See "THE MERGER AGREEMENT--Conditions to the Merger." ALL SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE MERGER AGREEMENT AND THE AMENDMENT IN THEIR ENTIRETY.

  Prior to the Effective Time of the Merger, DMA shall appoint an exchange agent and will deposit with such exchange agent all funds necessary to make payments of the Merger Consideration. SHAREHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. TRANSMITTAL MATERIALS AND INSTRUCTIONS RELATING TO STOCK CERTIFICATES WILL BE MAILED TO SHAREHOLDERS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER. See "THE MERGER AGREEMENT--Payment for Shares."

CONDITIONS TO THE MERGER

  The obligations of the parties to consummate the Merger are subject to (i) approval and adoption of the Merger Agreement by the Shareholders of the Company, (ii) the release of approximately of 400,000 shares of Common Stock owned by Suncom from a pledge as collateral for obligations of the Company to Mr. Schell, (iii) the Company's net liabilities, as defined in the Amendment, at the effective time of the Merger not exceeding $33,950,000, and (iv) the payment by DMA of all amounts outstanding under the Company's Revolving Credit Agreement with PNC Bank as agent and under the Note held by Midwest. The consummation of the Merger is also subject to compliance with or waiver of other customary covenants and conditions. See "SPECIAL FACTORS--Conditions to the Merger" and "--Representations and Covenants."

TERMINATION FEE

  The Company has agreed to pay DMA an amount equal to 3% of the aggregate Merger Consideration as liquidated damages, which sum covers all claims for fees and expenses incurred in connection with the Merger, if the Merger Agreement is terminated because the Company has materially breached any representation, warranty, covenant or agreement. If the Merger Agreement is terminated because DMA or Diverse Media has materially breached any representation, warranty, covenant or agreement, DMA shall cause Diverse Media to pay the Company, $1,750,000 as liquidated damages.

  The Company shall pay DMA an amount equal to 3% of the aggregate Merger Consideration, and shall also reimburse DMA and Diverse Media up to $500,000 incurred by them or on their behalf in connection with the Merger Agreement, if the Merger Agreement is terminated for any of the following reasons: (i) the Board of Directors of the Company shall have withdrawn, modified or changed its recommendation to Shareholders regarding the Merger in a manner adverse to DMA; (ii) the Company's Board shall have recommended to the Shareholders an alternate transaction which may include, without limitation, any merger, consolidation or sale of all or substantially all of the Company's assets; (iii) the Company's Board shall have agreed to enter into an alternate transaction; or (iv) the Company shall fail to obtain the requisite Shareholder approval and (a) at the time of termination there is a proposal for an alternate transaction or there has been a public announcement of an intention to make such a proposal and (b) within twelve months of termination a definitive agreement to consummate an alternate transaction is signed. See "THE MERGER AGREEMENT--Termination; Amendment; Fees and Expenses."

RIGHTS OF DISSENTING SHAREHOLDERS

  The Florida Business Corporation Act, Section 607.1302, the full text of which is annexed hereto as Appendix IV, provides that shareholders have no appraisal rights with regard to a public company which is listed on a national securities exchange. The Company's shares have been listed on the American Stock Exchange since December 10, 1997. This exchange is considered to be a national securities exchange, therefore, no Shareholder will have appraisal rights in the event that the Merger is approved.

RECENT MARKET PRICES AND DIVIDEND HISTORY

  The Company's Common Stock is listed and traded on the American Stock Exchange ("AMEX"). The high and low sales price of the Common Stock as reported by AMEX on June 5, 1998, the last full trading day prior to the announcement of the proposed transaction were $4.38 and $4.25, respectively, per share. On August 26, 1998 the last full trading day for which quotations were available at the time of printing of this Proxy Statement, the closing sales price of the Common Stock as reported by AMEX was $5.50 per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

  The following table sets forth for the periods indicated, the high and low sales price per share of the Common Stock as reported by AMEX or supplied by the National Association of Securities Dealers through the NASD OTC Bulletin Board, as applicable. Quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                            SALES PRICES
                                                      -------------------------
                                                      FISCAL 1998  FISCAL 1997
                                                      ----------- -------------
QUARTER ENDED                                         HIGH   LOW   HIGH   LOW
-------------                                         ----- ----- ------ ------
March 31............................................. $4.50 $3.13    --     --
June 30..............................................  5.94  4.25    --     --
September 30.........................................   --    --     --     --
December 10, 1997 through December 31, 1997*.........   --    --  $ 4.25 $3.00
                                                             BID PRICES
                                                      -------------------------
                                                      FISCAL 1997  FISCAL 1996
                                                      ----------- -------------
QUARTER ENDED                                         HIGH   LOW   HIGH   LOW
-------------                                         ----- ----- ------ ------
March 31............................................. $3.25 $2.83 $2 1/8 $2 1/8
June 30..............................................  3.50  3.25  2 3/8  2
September 30.........................................  3.44  2.88  2 1/2  2 3/8
December 31..........................................              2 7/8  2 1/2
Fourth quarter through December 10, 1997*............  3.63  2.94    --     --

--------
* The Company's Common Stock began trading on AMEX on December 10, 1997.

  No dividends have been paid on the Common Stock since 1973. Payment of dividends is within the discretion of the Company's Board of Directors and depends upon, among other things, earnings, capital requirements and the operating and financial condition of the Company. In addition, the Company's banking facility prohibits the Company from paying dividends without the prior written consent of the lenders. The Merger Agreement prohibits the Company from paying any dividends without the written consent of DMA until the Merger is consummated or until the Merger Agreement is terminated.

                      VOTING RIGHTS AND PROXY INFORMATION

  The Board of Directors has fixed the close of business on August 26, 1998 as the record date (the "Record Date") for determining the Shareholders of the Company entitled to notice of and to vote at the Special Meeting. On the Record Date there were 4,507,202 shares of Common Stock outstanding and entitled to vote held by 549 holders of record. Each holder of Common Stock is entitled to cast one vote per share, either in person or by proxy, on each matter presented to the Shareholders of the Company at the Special Meeting. Holders of a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum.

  UNDER FLORIDA LAW AND THE COMPANY'S CHARTER AND BY-LAWS, THE AFFIRMATIVE VOTE BY HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMMON STOCK IS REQUIRED FOR THE APPROVAL OF THE MERGER AGREEMENT. DIRECTORS AND OFFICERS OF THE COMPANY BENEFICIALLY OWN APPROXIMATELY 63.1% OF THE OUTSTANDING VOTING SHARES; ACCORDINGLY, THEY WILL BE IN A POSITION TO ENSURE THAT APPROVAL OF THE MERGER AGREEMENT IS OBTAINED. FURTHER, SUNCOM HAS GRANTED A PROXY TO DMA GIVING DMA THE RIGHT TO VOTE SUNCOM'S SHARES OF COMMON STOCK (REPRESENTING APPROXIMATELY 59.9% OF THE COMPANY'S OUTSTANDING COMMON STOCK) FOR THE MERGER, AMONG OTHER THINGS. THE PROXY IS GRANTED PURSUANT TO THE STOCK OPTION AGREEMENT ATTACHED HERETO AS APPENDIX II.

  All shares of Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless previously revoked (as described below), will be voted in accordance with the instructions thereon. If a signed proxy is returned and no instructions are given, such proxy will be voted FOR adoption and approval of the Merger Agreement.

  A Shareholder may revoke his Proxy at any time before it is exercised by filing with the Secretary of the Company at its executive offices in Orlando, Florida, either a written notice of revocation or a duly executed Proxy bearing a later date, or by appearing in person at the Special Meeting and expressing a desire to vote his or her shares in person.

  Pursuant to the Florida Business Corporation Act, Section 607.1302, the full text of which is annexed hereto as Appendix IV, there are no appraisal rights available to dissenting Shareholders. See "RIGHTS OF DISSENTING SHAREHOLDERS" for a further explanation.

  Shares represented by proxies which are marked "abstain" on the proxy card or any abstention from the Special Meeting will have the practical effect of a vote against approval and adoption of the Merger Agreement. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will be included in determining the presence of a quorum, but will not be included in the vote totals. Thus, a broker non-vote will generally have the effect of neither a vote in favor of nor against the proposal.

  A list of Shareholders entitled to vote at the Special Meeting will be open to examination by any Shareholder, for any purpose germane to the meeting, at the executive offices of the Company, 1000 Legion Place, Suite 1515, Orlando, Florida 32801, during ordinary business hours for ten days prior to the Special Meeting. Such list shall also be available during the Special Meeting.

  Proxies are being solicited by and on behalf of the Board of Directors. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telecopier, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for these services, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation material to beneficial owners of the Common Stock held of record by such persons and the Company will reimburse such persons for reasonable expenses incurred in connection therewith.

  The Company's independent certified public accountants, Deloitte & Touche LLP, will be present at the Special Meeting to answer appropriate questions from the Shareholders, and will have an opportunity to make a statement if so desired.

                           RECENT CHANGE OF CONTROL

  On May 30, 1997, the Company completed a business combination (the "Suncom Combination") with Suncom Communications L.L.C., a Delaware limited liability company ("Suncom"). Suncom was the MUZAK(R) affiliate serving portions of the Carolinas, including Charlotte, Raleigh-Durham, Winston-Salem and Greensboro, as well as portions of Arizona, including Phoenix.

  Under the terms of the agreement, the Company, through its wholly owned subsidiary, Suncom, Inc., acquired the assets and business of Suncom, in exchange for which the Company issued 2.1 million shares of Common Stock to Suncom, which represented approximately 48% of the Company's then outstanding shares of Common Stock. In addition, Suncom was granted an option (the "Suncom Option") to acquire up to 1,000,000 shares of Common Stock at an exercise price of $6.00 per share. The Suncom Option becomes exercisable upon the consummation of a public or private offering of the Company's Common Stock, or securities convertible into such shares, but only with respect to the number of shares of Common Stock issued in such offering.

  Also on May 30, 1997, Suncom consummated an agreement with A.J. Schell acquiring substantially all of his equity position (597,986 shares of Common Stock) in the Company for cash consideration of $3,750,000. The cash was obtained from additional contributions by Suncom members. As a result, Suncom is the owner of 2,697,986 shares of Common Stock, currently representing approximately 59.9% of the outstanding shares of Common Stock of the Company. See "VOTING RIGHTS AND PROXY INFORMATION."

  Immediately following the consummation of these transactions, Mr. Schell resigned as the Company's President and Chief Executive Officer, but remained as the Company's Chairman of the Board. Mitchell Kleinhandler and David Unger, both affiliates of Suncom, were elected President and Executive Vice President of the Company, respectively. In addition, four members of the Board of Directors resigned and such vacancies were filled by Messrs. Kleinhandler, Unger, David Gezon and William Landman, designees of Suncom. At the Company's Annual Meeting of Shareholders held August 21, 1997, the size of the Company's Board of Directors was increased from eight to nine directors, and the additional seat was filled by Robert Davidoff, also an affiliate and designee of Suncom. Accordingly, Suncom designees fill 5 out of the 9 current Board seats.

  Pursuant to applicable Florida law, the Company was not required to obtain Shareholder approval of the Suncom Combination, the issuance of 2.1 million shares of its Common Stock to Suncom, the change of control described above or other transactions relating to the foregoing.

                           THE PARTIES TO THE MERGER

THE COMPANY

 General

  The Company owns and operates MUZAK(R) franchises. The Company currently owns franchises located in and around Baltimore, Maryland and the Delmarva peninsula area (encompassing the Maryland Eastern Shore), Kansas City and St. Louis, Missouri, central California, including Fresno and Jacksonville, Florida. The Company also services large portions of Arizona and North and South Carolina, including Phoenix, Charlotte, Raleigh-Durham, Winston-Salem, Greensboro and Greenville. The Company distributes business music programming of MUZAK(R) and a wide range of ancillary products and services, including broadcast and data delivery, video, audio marketing and in store advertising services.

  The Company was incorporated in Florida in 1953, and originally operated as a manufacturer of various types of electronic equipment used for the transmission and reception of specialized communications systems used principally by the background music industry. In 1989, the Company ceased its manufacturing efforts.

  In 1985, the Company acquired its first MUZAK(R) franchise when it purchased the assets of the Maryland Music Corporation, the franchisee for the Baltimore, Maryland area. In 1986, the Company purchased the assets of Delmarva Music, the Muzak(R) franchisee for the Delmarva peninsula area, and acquired the stock of Music Services, Inc., the Muzak(R) franchisee for the area in and around Kansas City, Missouri. In 1988, the Company continued its expansion with the purchase of the assets of Wired Music, Inc., the Muzak(R) franchise for St. Louis, Missouri. In May 1992, the Company acquired certain assets of Business Music of America in St. Louis, Missouri. This acquisition was incorporated into the Company's Muzak(R) franchise in St. Louis and further strengthened the Company's position in the St. Louis market.

  In January 1994, the Company purchased additional subscriber accounts in the Delmarva peninsula area from an independent music supplier for the Baltimore franchise. Additionally, in March 1994, the Company acquired all the outstanding stock of American Music Network, Inc. ("AMN") in exchange for newly issued shares of the Company's common stock in a related party transaction. AMN is based in Fresno, California and serves central California, including Fresno, Modesto, Salinas, and the Monterey peninsula.

  On January 2, 1996, the Company acquired the assets of Florida Sound Engineering Company ("Florida Sound") holder of the Jacksonville, Florida Muzak(R) franchise. In addition to the Muzak(R) franchise, the Company also acquired the assets of Florida Sound's Pro Sound Division enabling it to install complex and extensive communication systems, such as the system at the Jacksonville Municipal Stadium. The area of operations extends beyond Jacksonville to Gainesville, Ocala, St. Augustine, and into southern Georgia, including Brunswick.

  On May 30, 1997, the Company acquired the assets of Suncom, holder of the Muzak(R) franchises in Hillsborough and Charlotte, North Carolina and Phoenix, Arizona through the Suncom Combination. Under the terms of the Suncom Combination, the Company, through its wholly owned subsidiary, Suncom, Inc., acquired the assets and business of Suncom, in exchange for which the Company issued 2.1 million shares of Common Stock to Suncom, which represented approximately 48% of the Company's then outstanding shares of Common Stock. Also on May 30, 1997, Suncom acquired 597,986 shares of Common Stock from A.J. Schell, Chairman of the Board of Directors of the Company. As a result of the foregoing transactions, Suncom is currently the owner of approximately 2.7 million shares of Common Stock, representing approximately [59.9%] of the outstanding shares of Common Stock of the Company.

 Muzak(R) Products

  Through its network of Muzak(R) franchises, the Company distributes business music programming of Muzak(R) to a wide range of businesses. Muzak(R) is used primarily as a management tool to increase productivity and efficiency and to enhance sales environments. The programs are delivered by means of direct broadcast satellite (DBS), FM SCA (Subsidiary Communication Authorization) and radio transmissions. Distribution by DBS enables the dissemination of up to 60 digital music channels from classical to urban rock, as well as data and video.

  The Company also provides certain ancillary products such as audio/video systems and equipment, data services whereby a business distributes data to multiple locations through the Company's communications systems, and messaging on hold whereby advertisements are delivered while a telephone caller is on hold. The Company also uses its communications systems to provide in-store advertising services and advertising services produced by Muzak(R).

  The audio, video and other equipment needed to receive Muzak(R) and ancillary products may be provided to the customer by the Company or other suppliers. The Company also provides equipment installation services. The Company sells music for use in public places, such as retail stores and restaurants, and in work areas, such as business offices, and warehouse and manufacturing facilities.

 Marketing

  The Company serves over 20,000 business locations. Customers are billed monthly under long-term service agreements which provide the recurring revenue base for the Company. The Company is not dependent on one or a few major customers.

  All MUZAK(R) affiliates operate under an exclusive 10-year franchise agreement with MUZAK(R) for distribution of products. The Company, like all MUZAK(R) franchisees, pays MUZAK(R) a set market fee and a royalty based on its gross billings for music services.

 Competition

  Although the Company competes with independent distributors of other music products in each of its current markets, the Company is the leading distributor of music products in these markets. The Company believes its leading position is attributable to the superior service and equipment provided to the customer and the availability of additional audio products. Also Muzak(R) has the only national distribution network through the Company and its other Muzak(R) affiliates, and this network provides continuity of product for Muzak(R) subscribers with multiple locations around the country.

 Employees

  The Company employs approximately 165 persons all of whom are full-time employees. The service and installation employees of the Muzak(R) franchise in Kansas City, Missouri are members of Communications Workers of America AFL/CIO. These employees are currently working under a negotiated agreement which expires September 30, 1999. Additionally, the employees of the St. Louis, Missouri franchise are working under a negotiated agreement with the International Brotherhood of Electrical Workers (IBEW). This agreement continues through August 31, 1998 and automatically renews itself from year to year thereafter, unless either the Company or IBEW serves written notice upon the other 60 days prior to the expiration date or 60 days prior to any subsequent anniversary date.

 Property

  The headquarters of the Company are located in Orlando, Florida and occupy approximately 3,300 square feet of leased space. Muzak(R) franchises are operated from leased facilities within major cities in each franchise area.

 Legal Proceedings

  The Company is not party to any material legal proceedings.

DIVERSE MEDIA

  Diverse Media is a recently formed Florida corporation, organized for the purpose of effectuating the Merger. Diverse Media's principal executive office is located at 220 Jackson Street, Suite 2000, San Francisco, California 94111,
(415) 986-6266. At the present time, Wolf is the President and Secretary of Diverse Media and Sullivan is the Vice-President. As a result of the Merger, Diverse Media will cease its corporate existence and be merged into the Company. However, the current directors of Diverse Media will become the directors of the Surviving Corporation. The current officers of the Company will become the initial officers of the Surviving Corporation; however, it is likely that upon consummation of the Merger, new officers will be appointed to the Surviving Corporation.

  Prior to the Merger, Diverse Media will not have any significant assets or liabilities (other than its rights and obligations in connection with the Merger Agreement and the financing to consummate the Merger) and will not engage in any activities other than those incident to its formation and the transactions contemplated by the Merger Agreement. At the date of this Proxy Statement, the authorized capital stock of Diverse Media consists of 1,000 shares of common stock, no par value per share, of which 100 shares are issued and outstanding, all of which are owned by DMA.

DMA

  DMA is a recently formed Delaware corporation organized for, among other purposes, the purpose of effectuating the Merger. DMA's principal executive office is located at 220 Jackson Street, Suite 2000, San Francisco, California, 94111, (415) 986-6266. The President, Secretary and sole Director of DMA is Wolf, and the Vice President is Sullivan.

  Prior to the Merger, DMA will not have any significant assets or liabilities (other than its ownership of Diverse Media, and its rights and obligations in connection with the Merger Agreement and the financing to consummate the Merger). In addition to engaging in any activities incident to its formation and the transactions contemplated by Merger Agreement, DMA was formed to identify opportunities in media, including television and radio, such as the business currently conducted by the Company. At the date of this Proxy Statement, the authorized capital of DMA consists of 1,000 shares of common stock, no par value per share, of which 100 shares are issued and outstanding, all of which are owned by DMA Holdings Statutory Trust, a trust formed under the laws of Connecticut ("Trust"). First Union National Bank is the trustee of the Trust, and the sole beneficiary of the Trust is Finance.

  Finance is a Delaware limited liability partnership. Its principal executive office is located at 220 Jackson Street, Suite 2000, San Francisco California 94111, (415) 986-6266. The sole general partner of Finance is IPG.

  Prior to the Merger, Finance will not have any significant assets or liabilities (other than its beneficial interest in the Trust), and will not engage in any activities other than those incident to its formation and the transactions contemplated by Merger Agreement.

IPG AND ICA

  IPG's principal executive offices are located at 220 Jackson Street, Suite 2000, San Francisco, California, 94111. IPG's Directors are Wolf and Richard Buckingham ("Buckingham"). Wolf and Sullivan are, among others, executive officers of IPG, and Wolf beneficially owns a majority of the voting stock of IPG. IPG and ICA are investment banking firms specializing in mergers and acquisitions. With offices in New York and San Francisco, IPG and ICA work closely together on transactions such as the Merger. IPG typically acts as an equity investor or lender, whereas ICA focuses on providing investment advisory services. Since 1983, IPG and ICA have invested in and participated in a wide variety of sizable merger and acquisition transactions, including transactions involving media businesses and related concerns.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  In the Fall of 1997, one of Suncom's largest members expressed an interest in selling its membership interest in Suncom. Other venture funds specializing in telecommunications and related fields known to Suncom or the Company's management were contacted to see if they had any interest in acquiring a less than majority interest in Suncom. Several preliminary expressions of interest, manifested by the execution and delivery of a confidentiality letter and the conduct of preliminary due diligence, were received. However, in the process of exploring the potential sale of an interest in Suncom, a few prospective purchasers expressed an interest in acquiring either Suncom's equity position in the Company or the Company's assets instead of a membership interest in Suncom. Abry Broadcast Partners L.P. ("Abry") expressed an interest in acquiring the assets of the Company in the late Fall of 1997; however, the asset transaction was rejected by the Company's board because it would not yield sufficient benefits for the Company's Shareholders as a result of the tax consequences of an asset transaction. See also "SPECIAL FACTORS--Diverse Media's Purpose And Reasons For The Merger."

  A preliminary offer from ICA, in its capacity as an investment bank, was received by the Company on March 24, 1998 (the "March Offer") which set forth an offer to acquire 100% of the issued and outstanding capital stock of the Company for a cash price of $6.40 per Share. The March Offer was subject to customary terms and conditions including the negotiation and execution of a definitive agreement detailing the transaction contemplated by the March Offer. The Company's Board reviewed the offer at a meeting held on April 1, 1998. At that meeting, the Board determined it advisable to establish a special subcommittee (the "Negotiating Committee" or the "Committee") to negotiate the potential transaction with DMA. The Negotiating Committee consisted of Robert Davidoff, Robert Dyer and David Gezon. The Negotiating Committee retained special counsel, Morgan, Lewis and Bockius LLP, to negotiate the Merger Agreement and to assist in consummating the transactions contemplated thereby. Special counsel has also represented one of the members of Suncom in connection with Suncom's internal proceedings and the 1997 business combination with the Company.

  A conference call of the Negotiating Committee was held on April 5, 1998. Special counsel to the Committee for this transaction participated in the meeting. The Committee discussed the March Offer that had been received from ICA, as well as whether there were other likely bidders. They noted that there were at least two industry members that had approached the Company previously, but such parties had concluded that the price requested by the Company was too high.

  The Negotiating Committee held a further conference call to discuss the March Offer on April 7, 1998. All of the Committee members were present, as well as special counsel. In addition to the aforementioned parties, a representative of DMA participated in the April 7, 1998 conference call. The Committee was apprised of DMA's desire for an exclusive negotiating period, which the Committee promised to consider.

  A meeting of the full Board of the Company was held on April 8, 1998 to discuss the March Offer. The Committee reported on its prior discussions with DMA's request for an exclusive negotiating period. The directors reviewed the discussions that had been held with various potential purchasers, previous offers by such purchasers to acquire either Suncom's equity position in the Company or the Company's assets in connection with the request by one of Suncom's members to sell its interest in Suncom. The directors discussed the current trading range, future prospects, the price paid for Mr. Schell's shares in 1997, and the fact that several potential buyers had already withdrawn from a proposed transaction. The directors decided to provide due diligence materials to a representative of DMA, but not to grant exclusivity at that time.

  A meeting of the Board of Directors was held on April 9, 1998. The Negotiating Committee requested the Board to reconsider its position on exclusivity after representatives of the Committee spoke with a representative of DMA. Messrs. Dyer and Gezon summarized their discussions with a representative of DMA and reported its unwillingness to incur the substantial time and expense required to complete due diligence and move forward without some exclusivity period. The Committee members suggested that the Board grant DMA a period of three weeks during which the Company would not solicit other bidders.

  The directors also discussed whether this was an appropriate time to sell the Company. They discussed the purchase price that was being offered by DMA and it was agreed that this was a favorable price in light of prior discussions with potential buyers and in view of the terms currently being offered in media transactions and that the March Offer was preferable to a purchase of the assets of the Company at the same price because of the tax consequences to the Shareholders of the Company in an asset sale.

  After further discussion, upon motion duly made and seconded, the Board unanimously agreed to proceed with negotiations with a representative of DMA and to grant DMA a three-week period during which the Company would not solicit other bidders for a change of control transaction. The Committee advised a representative of DMA and its counsel that the Company was willing to express its intention not to solicit other offers, but that it was not willing to enter into a binding agreement with respect thereto.

  A representative of DMA circulated an initial draft of a Merger Agreement on April 17, 1998.

  A meeting of the Company's full Board was held on April 27, 1998. The Board agreed to postpone the commencement of the three-week exclusivity period granted to DMA until the date on which the Company delivered the financial due diligence materials that DMA's representative had requested.

  On May 1, 1998, the Committee, through its special counsel, gave comments to DMA's counsel regarding proposed changes to the draft Merger Agreement.

  On May 6, 1998, DMA's representative circulated a revised draft of the Merger Agreement.

  The Committee, through its counsel, on May 18, 1998 gave comments to the revised Merger Agreement, requesting various changes.

  On May 21, 1998, DMA's counsel circulated another revised draft of the Merger Agreement, which responded to the Committee's comments on May 18, 1998.

  On May 22, 1998, the Negotiating Committee met with special counsel to discuss generally the status of the Company. At this meeting, Mr. Gezon described for the other participants his discussions with a representative of a company in the radio industry (the "Radio Company"). Mr. Gezon advised the others that a representative of the Radio Company had contacted one of the Suncom members regarding a possible bid for the Company and that Mr. Gezon had responded to this inquiry.

  A representative of DMA then joined the call and reviewed the status of its due diligence investigation. The Committee expressed concern about entering into a transaction with a newly-formed company and requested that a guarantee be obtained as to DMA's and Diverse Media's performance of the transaction. A representative of DMA advised the Committee that such a guarantee of DMA's and Diverse Media's performance would not be possible, but that DMA would be open to other proposals to address the Board's concerns. The Committee members stated that they would likely return with some alternative proposal, such as a larger deposit. The Committee then had private discussions regarding proposing a larger deposit to support DMA and Diverse Media's obligations under the Merger Agreement, such as five percent of the Merger Consideration. The Committee also discussed a planned conference call with the representative of the Radio Company for Tuesday, May 26.

  On May 26, 1998, two members of the Committee (Messrs. Dyer and Davidoff), special counsel and others had a conference call with a representative of the Radio Company. The representative described its proposal for the Company, which contemplated that the Shareholders would receive cash for a limited portion of their shares. The representative of the Radio Company described the various issues related to its preliminary proposal, including the necessity of obtaining financing, a likely public offering after the closing and its projected valuation of the post-closing stock. The Committee requested further information from the representative of the Radio Company, which he agreed to provide on the next day, May 27.

  The Committee met on May 27, 1998 along with special counsel. The Committee discussed the information that had been provided by the Radio Company with respect to its preliminary proposal, as well as various assumptions in the Radio Company's proposed transaction, and concluded that the Committee should advise the Radio Company that it could not recommend its preliminary proposal when there was a competing all cash deal available at a higher valuation.

  After reaching its conclusion as to the Radio Company's preliminary proposal, the Committee agreed to propose a deposit of $1.75 million to DMA's counsel so that the Company would be more certain to receive the liquidated damages set forth in the Merger Agreement if DMA did not perform under the terms of the Merger Agreement. The Committee agreed to meet by telephone with the Radio Company's representative later in the afternoon.

  The Committee met by conference call again on May 27, 1998 with the Radio Company's representative. All Committee members were present, as well as special counsel. The Committee members discussed the pricing issues with the Radio Company's representative and asked him to consider other structures that would involve a better cash price for the Company's Shareholders. The Radio Company's representative advised the Committee that he would prepare a more favorable proposal for its review.

  On May 29, 1998, the Committee members, along with special counsel, discussed the status of negotiations with representatives of DMA and the Radio Company. The Committee members also discussed likely investment banking firms for providing a fairness opinion to the Board. The Committee considered several firms, and then selected Duff & Phelps, LLC ("Duff & Phelps"). It was also agreed that Mr. Davidoff and special counsel should meet with the Radio Company's representative later in the day.

  Later on May 29, 1998, Mr. Davidoff and special counsel spoke with the Radio Company's representative by telephone. The Radio Company's representative described his alternative structure which included a partial cash purchase with stock for the remainder of the Company's shares. Mr. Davidoff encouraged the Radio Company's representative to reformulate his structure to increase the cash portion of the offer. The Radio Company's representative agreed to provide further information later in the day, but he never contacted the Committee after that.

  On June 1, 1998, the full Company Board met to consider the progress on the DMA proposal. The directors agreed to go forward, with a view towards finalizing the agreement later in the week. The directors confirmed that they had not received any further information from the Radio Company's representative regarding any proposed alternative structure.

  DMA's counsel circulated a revised Merger Agreement on June 3, 1998. This draft, along with a proposed escrow agreement (for the increased $1.75 million deposit) and Stock Option Agreement, were sent to the directors for delivery on June 4, 1998.

  The Board met on June 5, 1998. Duff & Phelps made a presentation and orally delivered its opinion as to the fairness of the Merger, and the Board then approved the transaction. At the June 5 meeting, one of the directors read a letter containing an expression of interest which he had received from a potential new bidder, but the Board agreed not to pursue that possibility because it would likely lead to the loss of the transaction with DMA. The directors also confirmed that they had not heard anything further from the Radio Company's representative regarding an alternative structure.

  In reviewing the definition of "net liabilities" in the Merger Agreement, the Board determined that the definition was unclear. Accordingly, at the meeting of the Company's Board of Directors held on August 12, the Board authorized an amendment to the Merger Agreement to clarify the definition. The Board authorized the Committee to contact DMA's representative who agreed that the definition was unclear. DMA provided a proposed amendment to the Merger Agreement. The Committee returned a revised version which both sides accepted. The Amendment clarifying the definition of "net liabilities" was signed on August 25, 1998.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS; REASONS FOR THE MERGER

  At a meeting on June 5, 1998, the Company's Board of Directors met and approved the transaction by a vote of 7 to 1 (one member abstaining due to his potential interest in the transaction). The Board concluded that the transaction is fair and in the best interests of the Company's Shareholders, and that the Merger Agreement should be submitted to the Shareholders for their consideration and adoption.

  In the course of deciding to accept the March offer, the Board considered numerous factors, including, but not limited to, the following: (i) the multiple of revenues represented by DMA's cash price offer which reflected a premium over the then current trading price of the Company's Common Stock,
(ii) the opinion of Duff & Phelps that the transaction was fair to the Shareholders from a financial point of view, (iii) terms currently being offered in other media transactions, (iv) other proposals which had been received by the Company, including asset offers, which, because of the tax consequences to the Company's Shareholders, were not as attractive as the Merger Consideration (v) and the desire of a member of Suncom to sell its interest in Suncom.

  The Board of Directors was aware when it approved the Merger Agreement that David Unger, a member of the Board and Executive Vice-President of the Company (who abstained from the vote), has a financial relationship with Abry. Abry is one of the potential buyers with whom DMA has been discussing a Post-Merger Transaction. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Diverse Media's Purpose and Reasons for the Merger."

  It should be noted that if the Merger is consummated, Shareholders of the Company will no longer benefit from the operations of the Company. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger." Should the Company achieve further growth, it may be worth substantially more in the future.

  In light of all the factors set forth above, the Board determined that it was fair to and in the best interests of the Shareholders to proceed with the Merger at this time. In view of the circumstances and the wide variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to assign relative weights to the factors it considered in reaching its decision.

OPINION OF FINANCIAL ADVISOR

 Introduction

  Duff & Phelps has acted as financial advisor to the Company in connection with the Merger, and has assisted the Board in its examination of the fairness, from a financial point of view, of the Merger Consideration to be paid to the Shareholders. Duff & Phelps is one of the nation's largest independent specialty investment banking and financial advisory firms. Duff & Phelps has been providing valuation and financial advisory services to clients for over sixty years. Duff & Phelps performs more than 400 engagements each year for clients ranging from small, privately held companies to large, publicly traded corporations. The Company selected Duff & Phelps as its financial advisor based upon Duff & Phelps' experience, ability and reputation for providing fairness opinions and other advisory services on a wide variety of corporate transactions.

  On June 5, 1998, Duff & Phelps rendered its oral opinion (followed by a written opinion) to the Board to the effect that, as of the date of such opinion, the Merger Consideration to be paid by Diverse Media to the Shareholders for shares of Common Stock was fair, from a financial point of view, to the Shareholders.

  In arriving at its fairness opinion, Duff & Phelps reviewed, among other items, the following information concerning the Company: the financial statements of the Company included in the Company's Securities and Exchange Commission ("SEC") Form 10-K for the fiscal year ended December 31, 1997; the financial statements on SEC Form 10-Q for the period ending March 31, 1998; certain other financial statements on SEC Forms 10-K, 10-Q, and 8-K which included financial statements of predecessor companies to the Company and entities acquired by the Company; the fiscal year 1998 budget for the Company and certain financial projections prepared by management of the Company; and certain other internal operating reports prepared by management of the Company. Duff & Phelps also reviewed historical stock market prices and trading volume for the Company. Duff & Phelps reviewed the Merger Agreement, as executed by the Company, Diverse Media and DMA.

  Duff & Phelps reviewed industry and financial information, which included, among other items, change of control transactions involving entities similar to the Company which Duff & Phelps deemed relevant for comparative purposes. All industry information and data on companies deemed comparable to the Company, in whole or in part, and used in Duff & Phelps' analysis were obtained from public filings and regularly published industry and investment sources. In addition, Duff & Phelps held discussions with senior management of the Company regarding past, current, and projected operations and regarding discussions and contacts with other potential acquirers. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent appraisals of the assets or liabilities of the Company.

  In performing its analysis and rendering its opinion with respect to the Merger, Duff & Phelps relied upon the accuracy and completeness of all information provided to it, whether obtained from public or private sources, including the Company's management, and did not attempt to independently verify any such information. Duff & Phelps notes that nothing has come to its attention in the course of its analysis to make Duff & Phelps believe that it is not reasonable to rely on the information described above, including the projections and reports of the management of the Company. Duff & Phelps' opinion further assumes that information supplied and representations made by the Company's management are substantially accurate regarding the Company and the background and terms of the Merger. Duff & Phelps has prepared its written opinion effective as of June 5, 1998. This opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date. The Company did not place any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its opinion.

  THE TEXT OF THE WRITTEN FAIRNESS OPINION OF DUFF & PHELPS, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND SCOPE OF REVIEW BY DUFF & PHELPS IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX III TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE SHAREHOLDERS ARE URGED TO READ THE DUFF & PHELPS OPINION IN ITS ENTIRETY. THE DUFF & PHELPS OPINION IS DIRECTED TO THE FINANCIAL TERMS OF THE MERGER TO THE SHAREHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION BY DUFF & PHELPS TO ANY SHAREHOLDER OF THE COMPANY AS TO HOW HE OR SHE SHOULD VOTE ON THE ISSUE OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

 Summary of Analyses

  In preparing its opinion to the Company Board, Duff & Phelps performed a variety of financial and comparative analyses regarding the valuation of the Company including (i) a discounted cash flow analysis of the projected free cash flow of the Company; and (ii) a review of recent control transactions involving firms similar to the Company.

  --Discounted Cash Flow Analysis. Duff & Phelps performed a discounted cash flow analysis of the projected free cash flows of the Company. Free cash flow is defined as cash that is available to either reinvest in new businesses or to distribute to investors in the form of dividends, stock buybacks, or principal payments on debt or interest payments on debt. The projected free cash flows are discounted to the present at a rate which reflects the relative risk associated with these flows as well as the rates of return which both equity and debt investors could expect to realize on alternative investment opportunities.

  The Company's future free cash flows were based on projected revenues, net income, depreciation and amortization, working capital and capital expenditure requirements for the fiscal years ending December 31, 1998 to December 31, 2007. The Company management provided Duff & Phelps with both a budget for the fiscal year ended December 31, 1998 and longer-term financial projections. Duff & Phelps' projections were prepared from the perspective of a hypothetical buyer of a controlling interest in the Company. Duff & Phelps discounted the resulting free cash flows at rates of 11.75% to 12.75%. The discount rate range reflects, among other things, industry risks, the relatively small market capitalization of the Company, and current rates of return required by investors in equity instruments in general. The discounted cash flow analysis resulted in a control price, or a reasonable estimate of the price that a fully informed buyer would pay for all of the Common Stock of the Company. The discounted cash flow analysis yielded an aggregate control price range of $4.85 per share to $6.44 per share. Therefore, based on the discounted cash flow analysis, Duff & Phelps concluded that the Merger Consideration is fair and reasonable to the Shareholders of the Company.

  --Comparable Transactions Analysis. Duff & Phelps reviewed recent control transactions involving similar firms as targets, and analyzed five transactions involving Muzak franchisees that had been completed from 1994 to the present. The median ratio of enterprise value to latest twelve months' earnings before interest, taxes, depreciation and amortization ("EBITDA") was 8.8x and the median ratio of enterprise value to latest twelve months' revenues was 1.7x. This compares to the ratios of enterprise value to latest twelve months' EBITDA of 9.9x and enterprise value to latest twelve months' revenues of 2.7x for the Company, assuming a price of $6.40 per share based on the Merger Consideration as of the date of the Duff & Phelps opinion. The Merger Consideration also represents a premium of approximately 51% over the average trading price of the

Company Common Stock prior to the announcement of the Merger. Based on the comparable transactions analysis, Duff & Phelps concluded that the valuation of the Company implied by the Merger Consideration is fair and reasonable to the Shareholders of the Company.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the process underlying Duff & Phelps' fairness opinion. In arriving at its fairness opinion, Duff & Phelps considered the results of all such analyses taken as a whole. Furthermore, in arriving at its fairness opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. No company or transaction used in the above analyses as a comparison is identical to the Company or the Merger. The analyses were prepared solely for purposes of Duff & Phelps providing its opinion to the Board as to the fairness of the consideration to be received by the Shareholders in the Merger from a financial point of view, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are based upon numerous factors or events beyond the control of the Company, its advisors or any other person, and are inherently uncertain. Actual future results may be materially different from those forecasts.

 Fee and other Information

  Duff & Phelps was retained by the Board of Directors of the Company under an engagement letter dated June 2, 1998. As compensation for its services as financial advisor to the Company in connection with the Merger, the Company agreed to pay Duff & Phelps a retainer of $62,500 and an additional fee of $62,500 upon rendering its opinion. No portion of the fees paid to Duff & Phelps is contingent upon the conclusion reached in its opinion. In addition, the Company has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Duff & Phelps against certain liabilities, including liabilities under the federal securities laws, relating to, arising out of or in connection with its engagement.

DIVERSE MEDIA'S PURPOSE AND REASONS FOR THE MERGER

  Diverse Media's purpose for engaging in the transactions contemplated by the Merger Agreement is to acquire the entire equity interest in the Company. After completion of the Merger, DMA and its parent companies will review its investment in the Company and may take further actions which include, but are not limited to (a) the sale, transfer or lease of all, or substantially all of the Company's assets or equity interests, (b) an extraordinary corporate transaction involving the Company or any of its subsidiaries, (c) a material change in the Company's capitalization, (d) any other material change in the Company's business or corporate structure or (e) any action similar to any of those enumerated above. DMA has received inquiries from several potential buyers including Abry with respect to a potential Post-Merger Transaction involving one or more of the above actions, but no definitive agreement has been reached with any such party.

  The structure of the Merger was established to achieve the business objectives of the security holders of, and the lenders to, Diverse Media in light of relevant financial, legal, tax and other considerations.

CERTAIN EFFECTS OF THE MERGER; CONDUCT OF THE COMPANY'S BUSINESS AFTER THE
MERGER

  If the proposed Merger is consummated, the Shareholders will no longer have any equity interest in the Company and, therefore, will not share in any future earnings or potential growth. Instead, the Shareholders will have only the right to receive the Merger Consideration for each share of Common Stock which they hold. As a result of the Merger the Company will become a wholly-owned subsidiary of DMA.

  Selected financial data of Diverse Media are not included in this Proxy Statement. Diverse Media is recently formed, has nominal capitalization and has not conducted any business or entered into any agreements other than the Merger Agreement and other agreements relating thereto.

  The Company's Common Stock is currently registered under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Upon consummation of the Merger the Common Stock will be delisted from trading on the American Stock Exchange ("AMEX"), the registration of the Common Stock under the Exchange Act will be terminated and the Common Stock will no longer trade publicly. As a result, the Company will no longer be subject to the rules of the Exchange Act, including the obligations to furnish quarterly and annual reports and the obligation to comply with the proxy rules of Regulation 14A. In addition, the Company's officers, directors and 10% Shareholders will be relieved of reporting requirements and restrictions on "short-swing" trading under Section 16 of the Exchange Act with respect to the Company's Common Stock.

  Immediately after the Merger, all of the then outstanding Common Stock of the Surviving Corporation will be owned by DMA.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The current officers of the Company, with the exception of Mitchell Kleinhandler, will be the initial officers of the Surviving Corporation until such time as their respective successors are duly elected or approved. Upon consummation of the Merger, Mitchell Kleinhandler will cease to be President and a director of the Company. The Company and Mr. Kleinhandler are currently negotiating the terms of his separation from the Company, but have not yet reached an agreement. There is no written agreement at this time between any of the Company's officers and the Surviving Corporation regarding future employment after consummation of the Merger.

  David Unger, a director and Executive Vice President of the Company, has other business relationships with Abry. Mr. Unger disclosed the nature of those relationships to the Company's Board prior to the establishment of the Negotiating Committee. He further indicated that there is a reasonable likelihood that he will have a continuing business relationship as an investor in, or in management of, the Surviving Corporation should DMA consummate a Post-Closing Transaction with Abry. Because of this potential relationship and Abry's discussions with DMA, Mr. Unger abstained from voting with respect to the Merger. At this time, Mr. Unger has no agreement either with Abry or DMA regarding a future role in the Company after consummation of the Merger.


  Midwest Mezzanine Fund, L.P. ("Midwest"), a member of Suncom, made a loan to Suncom of $4,750,000 in September 1995 evidenced by a note (the "Note"). As part of the Suncom Combination, the Company and its subsidiary, Suncom, Inc., agreed to assume liability for payment of the Note (the "Note Assumption Agreement"). Pursuant to the Merger Agreement, DMA has agreed to pay the balance due under the Note Assumption Agreement in full at the Effective Time.

  It is a condition precedent to the consummation of the Merger that the shares of the Company's Common Stock (approximately 400,000) pledged by Suncom to secure $1,000,000 to be paid by the Company to A.J. Schell over the next 18 months be released from such pledge and escrow. Mr. Schell is Chairman of the Board of the Company. As of the date hereof, there is no agreement as to the terms for the release of such pledged shares.

FINANCING OF THE MERGER

  DMA is currently negotiating the terms and conditions for an acquisition loan to finance the Merger Consideration, but has not yet entered into any definitive agreements with respect to such financing. The Merger Agreement, however, is not subject to DMA obtaining said financing as a condition to closing.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following summary describes certain material federal income tax consequences applicable to Company Shareholders and optionholders as a result of their disposition of Common Stock and options pursuant to the

Merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed United States Treasury regulations promulgated thereunder, and the administrative and judicial interpretations thereof, all as in effect as of the date of this Proxy Statement. Such laws or interpretations may differ at the Effective Time or thereafter. The effectiveness of the Merger is not conditioned upon the receipt of any ruling from the Internal Revenue Service ("IRS") or any opinion of counsel as to tax matters.

  This summary is for general information only. The tax treatment of each Company Shareholder and optionholder will depend in part upon his particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States, or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States and Shareholders who acquired their shares of Common Stock through the exercise of employee stock options or otherwise as compensation. The following discussion relates only to shares of Common Stock that are held as capital assets within the meaning of Section 1221 of the Code. EACH COMPANY SHAREHOLDER AND OPTIONHOLDER SHOULD CONSULT WITH HIS OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

  The Merger will be a taxable transaction to the Company's Shareholders for Federal income tax purposes. Each Shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Merger Agreement and the Shareholder's tax basis in such Shareholder's shares of Common Stock. This gain or loss will be capital gain or loss if the shares of Common Stock are capital assets in the hands of the Shareholder. The gain or loss realized by a noncorporate Shareholder on the sale or exchange of Common Stock will be long-term capital gain or loss subject to tax at a maximum tax rate of 20% if the Common Stock had been held by such Shareholder for more than one year. If the Common Stock has been held by such noncorporate Shareholder for not more than one year, such gain will be short-term capital gain subject to tax at a maximum rate of 39.6%. Gain realized by a corporate Shareholder will be subject to tax at a maximum rate of 35%.

  The receipt by an optionholder of an amount equal to the difference between the Merger Consideration and the price he would have paid to exercise his option pursuant to the Merger will be a taxable transaction for federal income tax purposes. Optionholders will recognize income in an amount equal to the amount they receive, and such income will constitute compensation income taxable at ordinary income rates. The Company will be required to withhold all applicable federal taxes to reflect an optionholder's tax liability. Additional amounts must be withheld to satisfy the state and local income tax requirements of each optionholder.

  Under the Code, Shareholders may be subject, under certain circumstances, to "backup withholding" at a 31% rate on cash payments made in exchange for the Common Stock unless the Shareholder provides his correct taxpayer identification number on the Substitute Form W-9 included with the letter of transmittal (which will be provided to Shareholders promptly after the Effective Time) or is eligible for an exemption from this requirement. Exempt persons (including, among others, corporations) are not subject to backup withholding provided they indicate their exempt status on the Substitute Form W-9. The amount of any backup withholding from a payment to a Shareholder will be allowed as a credit against such Shareholder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

ACCOUNTING TREATMENT

  The Merger will be accounted for using the purchase method of accounting, and, accordingly, the purchase price will be allocated to the Company's underlying net assets in proportion to their respective fair values.

RISK THAT THE MERGER WILL NOT BE CONSUMMATED

  The Merger Agreement, as amended by the Amendment, requires, among other things, that the Company have net liabilities (as defined in the Amendment) at the time of closing of not more than $33,950,000. If this condition is not met, Diverse Media and DMA will not be obligated to complete the Merger. As of June 5, 1998, the date of the Merger Agreement, the Company had net liabilities of approximately $33.5 million and accordingly the condition would have been satisfied at that time. Whether or not the Company can meet this condition is dependent primarily on the operating results for the period between June 5, 1998 (the date of the Merger Agreement) and the Effective Time.

  Suncom has given DMA an option to purchase all of Suncom's shares of the Company's Common Stock, as set forth in the Stock Option Agreement annexed hereto as Appendix II. If for any reason the Merger is not consummated, DMA could nevertheless exercise that option under certain circumstances, and a change of control could occur. Occurrence of a change of control could create a default pursuant to the Company's current banking facility, and the bank group would have the option of terminating the credit arrangements. It could also create a default under the note held by Midwest, and Midwest would have the option of calling its note.

  In the event that the Merger is not consummated, the Company intends to operate its business in substantially the same manner as it has in the past.

                             THE MERGER AGREEMENT

GENERAL

  DMA, Diverse Media and the Company entered into the Merger Agreement on June 5, 1998. The Amendment was entered into on August 25, 1998. All references to the terms and conditions of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the text of the Merger Agreement and the Amendment, copies of which are attached to this Proxy Statement as Appendix I. ALL STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE MERGER AGREEMENT AND THE AMENDMENT IN THEIR ENTIRETY.

  The Agreement provides that, subject to the approval of the Shareholders of the Company and compliance with (or waiver of) certain other covenants and conditions, Diverse Media shall be merged with and into the Company. The Company shall continue as the Surviving Corporation. Unless otherwise determined by DMA prior to the Effective Time, as of the Effective Time (i) the Articles of Incorporation and By-laws of Diverse Media, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and By-laws of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, (ii) the directors of Diverse Media prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (iii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case under (ii) and (iii) until their respective successors are duly elected or appointed and qualified.

  At the Effective Time each issued and outstanding share of the Company's Common Stock (other than (i) shares held by the Company or any of its Subsidiaries as treasury shares and (ii) any shares held by DMA or any of its subsidiaries (including Diverse Media), shall be converted into the right to receive $6.40 per share, net in cash. Each such share of the Company's Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such certificate, without interest, less any required withholding taxes.

  Immediately prior to the Effective Time, each outstanding option to purchase Shares (in each case, an "Option"), whether or not then exercisable, shall be canceled and each holder of a canceled Option shall be entitled to receive a payment (the "Exercise Amount") in cash from the Company, in consideration for the cancellation of each such Option, at the same time that the Merger Consideration is received by the holders of Shares, in an amount equal to the product of (i) the number of Shares to be issued upon the exercise of such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share previously subject to such Option. Prior to the Effective Time, the Company shall use its reasonable best efforts to cause each holder of an outstanding Option to consent to the cancellation of such Option in consideration for the payment provided herein, and shall take such other action as may be necessary to carry out these terms.

PAYMENT FOR SHARES

  Prior to the Effective Time, DMA shall designate a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). At or prior to the Effective Time, DMA or Diverse Media shall deposit with the Exchange Agent the funds necessary to make all payments of the Merger Consideration (the "Exchange Fund").

  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail to each Shareholder of record immediately prior to the Effective Time whose shares were converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such shares (the "Certificates") shall pass only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) ("Transmittal Letter") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger

Consideration ("Instructions"). Alternatively, the Company shall instruct the Exchange Agent to provide to any Shareholder of record who so requests in advance of the closing a Transmittal Letter and Instructions. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the Transmittal Letter, duly executed, and such other documents as reasonably may be required by the Exchange Agent, and acceptance after the Effective Time, each holder of a Certificate shall receive in exchange therefor $6.40 per share, without interest thereon, less any required withholding taxes, and the Certificate so surrendered shall forthwith be cancelled. If any payment of Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed, with the signature guaranteed, or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

  After the Effective Time, there shall be no further transfer on the books and records of the Company or its transfer agent of Certificates, and if Certificates are presented to the Company for transfer, they shall be canceled against payment of the Merger Consideration as herein provided. Any portion of the Exchange Fund that remains undistributed to the former Shareholders of the Company for six months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former Shareholders of the Company who have not theretofore complied with the payment procedures shall thereafter look only to the Surviving Corporation for payment of their claim for any Merger Consideration, without interest thereon, less any required withholding taxes.

REPRESENTATIONS AND COVENANTS

  The Company, DMA and Diverse Media have made certain customary representations and warranties in the Agreement.

  The Company has agreed, among other things, that until the Effective Time it will conduct business only in the ordinary course of business and in a manner consistent with past practice. The Company has also agreed to give DMA and Diverse Media and any party which may provide financing to DMA and Diverse Media in connection with the Merger, access at all reasonable times to the personnel, offices and books and records of the Company.

INDEMNIFICATION

  The Merger Agreement provides that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of six years after the date of the Merger Agreement. Neither the Company nor the Surviving Corporation will have any indemnification obligation with respect to the losses covered by insurance or losses incurred by an indemnified party through his gross negligence or bad faith.

  The Surviving Corporation is required by the Merger Agreement to use its reasonable best efforts to maintain in effect for three years from the Effective Time, if available, the current director's and officers' liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time;

provided, however, that in no event shall the Surviving Corporation be required to expend more than 150% of the current annual premiums. In addition, for six years, the by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are contained in the Company's current by-laws.

CONDITIONS TO THE MERGER

  The respective obligations of Company, DMA and Diverse Media to effect the Merger are subject to the following conditions: (i) the Company's net liabilities (as defined in the Amendment) at the Effective Time shall be no greater than $33,950,000; (ii) the release of approximately 400,000 shares of the Company's Common Stock owned by Suncom from a pledge as collateral for obligations of the Company to A.J. Schell in connection with the Suncom Combination; and (iii) the payment by DMA of all amounts outstanding under the May 30, 1997 Revolving Credit Agreement with PNC Bank, National Association as Agent and the Note Assumption Agreement dated May 30, 1997 with Midwest Mezzanine Fund L.P. (which is also an investor in Suncom).

  The consummation of the Merger is further subject to a variety of customary conditions, including, without limitation: (a) affirmative approval of the Merger Agreement by the Shareholders of the Company; (b) the expiration or termination of any waiting periods applicable to the Merger Agreement and the transactions contemplated thereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (c) the absence since April 1, 1998, of any material adverse effect on the financial condition of the Company; (d) the absence of any injunction or order, or of the enactment of any statute, rule or regulation, that prevents consummation of the Merger or the transactions contemplated thereby and the absence of any action, proceeding or investigation seeking to prevent or delay the transactions contemplated by the Merger Agreement, or challenging any of the terms thereof, or seeking material damages in connection therewith; (e) the cancellation of each outstanding option to purchase the Company's Common Stock; (f) the cancellation of the option held by Suncom; and (g) the possession by the Company of all necessary consents.

TERMINATION; AMENDMENT; FEES AND EXPENSES

 General

  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the Shareholders of the Company under certain circumstances, including, among other things: (i) by mutual consent of the respective Boards of Directors of DMA, Diverse Media and the Company; (ii) by either DMA or the Company, if the Merger shall not have been consummated within 150 days of the signing of the Merger Agreement (or such later date as may be agreed to by DMA and the Company); (iii) by either DMA or the Company, if the Merger Agreement shall fail to receive the requisite vote for approval and adoption by the Shareholders of the Company; (iv) by DMA or Company, if a court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; (v) by DMA if a tender offer or exchange offer is commenced by any person, company or "group" (as defined in Section 13d of the Exchange Act and the rules and regulations promulgated thereunder) which would result in such person, company or "group" beneficially owning more than 50% of the outstanding shares of the Company's capital stock, except for such an offer by DMA, any of its affiliates or any "group" of which DMA or any of its affiliates is a member; or (vi) by DMA if any person or entity, other than Suncom, DMA, an affiliate or a "group" of which any of them is a member, shall have acquired beneficial ownership of, or the right to acquire beneficial ownership of, or any "group" shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 50% of the then- outstanding shares of any class of the Company's capital stock.

  If the Merger Agreement is terminated because the Company has materially breached any representation, warranty, covenant or agreement, the Company shall pay DMA an amount equal to 3% of the aggregate Merger Consideration as liquidated damages and which shall constitute payment for all claims, damages, expenses and fees incurred in connection with this transaction. If the Merger Agreement is terminated because DMA or Diverse Media has materially breached any representation, warranty, covenant or agreement, DMA shall cause Diverse Media to pay the Company $1,750,000 as liquidated damages.

 Competing Offer and Break-Up Fee

  The Merger Agreement may be terminated by DMA upon the occurrence of any one of the following:

    (i) The Board of Directors of the Company shall have withdrawn, modified or changed its recommendation to Shareholders regarding the Merger in a manner adverse to DMA.

    (ii) The Company's Board shall have recommended to the Shareholders an "Alternate Transaction" (which shall include, without limitation, any merger, consolidation or sale of all or substantially all of the Company's assets); or

    (iii) The Company's Board shall have agreed to enter into an Alternate Transaction.

  The Merger Agreement may also be terminated by the Company or DMA if, prior to the occurrence of the vote of the Shareholders of the Company with respect to the Agreement, the Company has received a proposal with respect to a merger, consolidation or sale of all or substantially all of the Company's assets which the Company's Board of Directors determines in good faith could be financially superior to the Merger, and which, based on the written advice of outside independent legal counsel, the Company's Board of Directors believes that it is required to respond to and pursue such alternate transaction proposal in order to comply with its fiduciary obligations, and the Company has entered into a definitive agreement to consummate such proposal.

  The Company shall pay to DMA an amount equal to 3% of the aggregate Merger Consideration, and shall also reimburse DMA and Diverse Media up to $500,000 incurred by them or on their behalf in connection with the Merger Agreement and the transactions contemplated thereby if the Merger Agreement is terminated for any of the reasons above, or if the Merger Agreement is terminated due to failure to obtain the requisite Shareholder approval and (a) at the time of termination there is a proposal for an Alternate Transaction or there has been a public announcement of an intention to make such a proposal, and (b) within 12 months of termination a definitive agreement to consummate an Alternate Transaction is signed.

 Amendment

  The Merger Agreement may be amended in writing with the approval of the respective Boards of Directors of the Company, DMA and Diverse Media; provided, however, that no amendment which would reduce or change the Merger Consideration may be made after approval and adoption of the Merger Agreement by the Company's Shareholders.

                  DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

  The Company is currently authorized to issue two classes of stock; (i) twelve million (12,000,000) shares of Common Stock, $0.25 par value per share, of which 4,507,202 shares were outstanding as of the Record Date, and (ii) one million (1,000,000) shares of preferred Stock, $0.001 par value per share, none of which is currently issued and outstanding.

  Each holder of Common Stock is entitled to one vote for each share of Common Stock which it holds as of the Record Date. Shares of Common Stock have no conversion rights and are not redeemable.

  Under the Company's Articles of Incorporation as currently in effect, the Board may issue shares of preferred stock in a series from time to time with such designations, voting rights, dividend rights, liquidation preferences, redemption rights, conversion rights or other rights as the Board may determine.

                       RIGHTS OF DISSENTING SHAREHOLDERS

  The Florida Business Corporation Act (the "Florida Act"), (S) 607.1302(4), the full text of which is annexed hereto as Appendix IV, provides that Shareholders have no appraisal rights with regard to a public company which is listed on a national securities exchange. The Company's shares have been listed on the American Stock Exchange ("AMEX") since December 10, 1997. AMEX is considered a national securities exchange; therefore, no Shareholder will have appraisal rights in the event that the Merger is approved.

                   RECENT MARKET PRICES AND DIVIDEND HISTORY

  The Company's Common Stock is listed and traded on AMEX. The high and low sales price of the Common Stock as reported by AMEX on June 5, 1998, the last full trading day prior to the announcement of the proposed transaction were $4.38 and $4.25, respectively, per share. On August 26, 1998, the last full trading day for which quotations where available at the time of printing of this Proxy Statement, the closing sales price of the Common Stock as reported by AMEX was $5.50 per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

  The following table sets forth for the periods indicated, the high and low sales price per share of the Common Stock as reported by AMEX or supplied by the National Association of Securities Dealers through the NASD OTC Bulletin Board, as applicable. Quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                            SALES PRICES
                                                      -------------------------
                                                      FISCAL 1998  FISCAL 1997
                                                      ----------- -------------
QUARTER ENDED                                         HIGH   LOW   HIGH   LOW
-------------                                         ----- ----- ------ ------
March 31............................................. $4.50 $3.13    --     --
June 30..............................................  5.94  4.25    --     --
September 30.........................................   --    --     --     --
December 10, 1997 through December 31, 1997*.........   --    --  $ 4.25 $3.00
                                                             BID PRICES
                                                      -------------------------
                                                      FISCAL 1997  FISCAL 1996
                                                      ----------- -------------
QUARTER ENDED                                         HIGH   LOW   HIGH   LOW
-------------                                         ----- ----- ------ ------
March 31............................................. $3.25 $2.83 $2 1/8 $2 1/8
June 30..............................................  3.50  3.25  2 3/8  2
September 30.........................................  3.44  2.88  2 1/2  2 3/8
December 31..........................................   --    --   2 7/8  2 1/2
Fourth quarter through December 10, 1997*............  3.63  2.94    --     --

--------
* The Company's Common Stock began trading on AMEX on December 10, 1997.

  No dividends have been paid on the Common Stock since 1973. Payment of dividends is within the discretion of the Company's Board of Directors and depends upon, among other things, earnings, capital requirements and the operating and financial condition of the Company. In addition, the Company's banking facility prohibits the Company from paying dividends without the prior written consent of the lenders. The Merger Agreement prohibits the Company from paying any dividends until the Merger is consummated or until the Merger Agreement is terminated without the written consent of DMA.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS

GENERAL

  On May 30, 1997, the Company completed the Suncom Combination. Under the terms of the Suncom Combination, the Company, through its wholly owned subsidiary, Suncom, Inc., acquired the assets and business of Suncom, in exchange for which the Company issued 2.1 million shares of its Common Stock to Suncom. The Suncom Combination was accounted for as a reverse acquisition (the "Reverse Acquisition") under generally accepted accounting principles, as a result of which Suncom is considered to be the acquiring legal entity and the Company the acquired entity for accounting purposes, even though the Company was the surviving legal entity. As a result of this reverse purchase accounting treatment, (i) the historical financial statements of the Company for periods prior to the date of the Suncom Combination are no longer the historical financial statements of the Company, and therefore, are no longer presented; (ii) the historical financial statements of the Company for periods prior to the date of the Suncom Combination are those of Suncom; (iii) all references to the financial statements of the "Company" apply to the historical financial statements of Suncom prior to and subsequent to the Suncom Combination; and (iv) any reference to the Company applies solely to Audio Communications Network, Inc. and its financial statements prior to the Suncom Combination.

SUMMARY

  The following table sets forth, for the periods indicated, certain items from the Company's Consolidated Statements of Operations expressed as a percentage of operating revenues.

                            PERCENTAGE OF REVENUES

                                                                SIX MONTHS
                                            YEAR ENDED          ENDED JUNE
                                           DECEMBER 31,             30,
                                          -------------------   -------------
                                          1997   1996   1995    1998    1997
                                          ----   ----   -----   -----   -----
Revenues from Operations................   100%   100%    100%  100.0%  100.0%
Operating Costs and Expenses............  70.0%  63.2%   68.0%  (72.1%) (63.8%)
                                          ----   ----   -----   -----   -----
Income from Operations before
 Depreciation and Amortization..........  30.0%  36.8%   32.0%   27.9%   36.2%
Depreciation and Amortization...........  23.1%  23.3%   41.8%  (22.3%) (23.1%)
                                          ----   ----   -----   -----   -----
Income before Other Income (Expense) and
 Income Taxes...........................   6.9%  13.5%   (9.8%)   5.6%   13.1%
Other Income (Expense), net.............  14.8%  18.9%   18.9%  (12.8%) (17.0%)
                                          ----   ----   -----   -----   -----
Income Before Income Taxes..............  (7.9%) (5.4%) (28.7%)  (7.2%)  (3.9%)
Provision for Income Taxes..............   0.2%   --      --     (0.1%)  (0.1%)
                                          ----   ----   -----   -----   -----
Net Income..............................  (8.1%) (5.4%) (28.7%)  (7.3%)  (4.0%)
                                          ====   ====   =====   =====   =====

FISCAL YEAR COMPARISON

 Net Revenues

  Consolidated net revenues for the year ended December 31, 1997 were $17,552,024, compared to revenues of $10,122,175 for 1996, representing a 73% increase in revenues. 89% of such increase is attributable to the Reverse Acquisition with the remaining increase attributable to internal growth from the Suncom franchises.

 Costs and Expenses

  Costs and expenses for 1997 were $12,282,381, compared to costs and expenses of $6,396,575 for 1996, representing a 92% increase in costs and expenses. 97% of such increase is attributable to the Reverse

Acquisition, with the remaining increase attributable to increases in the operating expenses of the Suncom franchises.

 Depreciation and Amortization

  Depreciation and Amortization for 1997 was $4,057,052, compared to depreciation and amortization of $2,356,185 for 1996, representing a 72% increase. Such increase is attributable to the Reverse Acquisition.

 Other Income and Expense

  Other Income and Expense for 1997 was $2,589,378, compared to $1,914,578 for 1996, representing a 35% increase. Such increase was primarily due to the additional senior debt incurred by the Company in connection with the Reverse Acquisition. See "Liquidity and Capital Resources."

 Income Taxes

  At December 31, 1997, the Company had net operating loss carryforwards for federal tax purposes of approximately $3,215,000. Such loss carryforwards expire in 2004 through 2012.

 Net Loss

  Net loss for 1997 was $1,403,137 compared to net loss of $545,343 in 1996. Loss per share for 1997 were $.32 compared to $.13 for 1996, an increase of 19% or $.05 per share.

 Liquidity and Capital Resources

  Operating cash flows (computed as net income plus interest, taxes, depreciation, and amortization) were $5,349,425 in 1997 as compared to $3,736,394 for 1996, an increase of $1,613,031 or 43%. All loan payments of interest and principal have been made on a timely basis in both years.

  On May 30, 1997, contemporaneously with the consummation of the Suncom Combination, the Company entered into a new Credit Agreement with PNC Bank, National Association individually and as Agent, SunTrust Bank, Central Florida, N.A. and Lehman Commercial Paper Inc. Pursuant to the Credit Agreement, the Company has the ability to borrow monies on a revolving basis until May 2004. Initially, the Company can borrow up to $32,000,000 and the maximum available decreases at quarterly intervals. As of June 5, 1998, the Company had $3,800,000 of available borrowings and $28,200,000 outstanding under the Credit Agreement. Loans bear interest based on either the rate of interest announced by the Agent from time to time as its prime rate or the London inter bank offered rate quoted from time to time by the British Bankers' Association, as selected by the Company at the time of each borrowing. Interest is payable quarterly in arrears on the last business day of March, June, September and December. The Company must make annual payments of principal equal to 75% of "excess cash flow" for 1997 and 50% thereafter in addition to mandatory payments upon certain sales of assets or stock. The Company did not make any payments of principal in respect of "excess cash flow" for 1997.

  The Company's obligations under the Credit Agreement are secured by a lien on substantially all of its assets, including its stock in all of its subsidiaries, and is further secured by a guaranty by all of its subsidiaries which guaranty is, in turn, secured by a lien on substantially all of the assets of all such subsidiaries.

  The Credit Agreement sets forth a variety of affirmative, negative and financial covenants which the Company has agreed to including, without limitation, (a) prohibitions against dividends, the incurrence of additional debt or liens, the disposition or acquisition of assets, the issuance of additional stock and a material change in business, (b) requirements that the Company not exceed certain levels of capital expenditures and that the Company meet certain fixed charges coverage, maximum leverage and minimum interest coverage ratios, and (c) requirements that the Company provide the lenders with certain financial statements and other information on an ongoing basis, all as more fully set forth in the Credit Agreement.

  The Company borrowed approximately $25,250,000 under the new Credit Agreement on May 30, 1997, the proceeds of which were used to pay off the Company's then existing borrowings from SunTrust Bank Central Florida N.A. and Suncom's then existing term loan with PNC Bank N.A. as successor to Midlantic Bank N.A. and to pay a variety of fees and expenses in connection with the consummation of the Suncom Combination, the Credit Agreement and related transactions.

  Pursuant to the terms and provisions of the Suncom Combination, among other things, the Company agreed to assume all of Suncom's liabilities. In furtherance thereof, the Company and Suncom, Inc. agreed to jointly and severally assume Suncom's subordinated indebtedness in the original principal amount of $4,750,000 to Midwest Mezzanine Fund L.P. ("Midwest"), a member of Suncom. The subordinated debt to Midwest bears interest at the rate of 12.27% per annum payable quarterly on the first day of January, April, July and October. Quarterly principal installments in the amount of $250,000 each are to begin January 1, 2000. The obligations of the Company and Suncom Inc. with respect to the subordinated debt is secured by a guaranty executed and delivered by the Company's other subsidiaries.

  To evidence the assumption of the subordinated debt, the Company and Suncom Inc. executed and delivered a Note Assumption Agreement dated May 30, 1997 with Midwest and further executed and delivered an allonge to the existing subordinated note. Pursuant to the documentation with Midwest, the Company has agreed to certain affirmative, negative and financial covenants including, without limitation (a) prohibitions against the incurrence of additional debt or liens, restrictions on mergers, acquisitions or sales of assets and restrictions on transactions with affiliates, dividends and payments, (b) limits on capital expenditures and maintenance of certain coverage and leverage ratios and (c) allowing Midwest to have a representative present to observe all meetings of the Boards of Directors of the Company and its subsidiaries.

 Impact of Year 2000 Issue

  An issue exists for all companies that rely on computers as the year 2000 approaches. The "Year 2000" problem is the result of past practices in the computer industry of using two digits rather than four to identify the applicable year. This practice will result in incorrect results when computers perform arithmetic operations, comparisons or data field sorting involving years later than 1999. The Company anticipates that it will be able to test its entire system using its internal programming staff and outside computer consultants and intends to make any necessary modifications to prevent disruption to its operations. Costs in connection with any such modifications are not expected to be material.

INTERIM PERIOD COMPARISON

 Significant Event Effecting Second Quarter Results

  On Tuesday, May 19, 1998 at approximately 6 PM EDT, the Galaxy IV satellite malfunctioned and spun out of control disrupting communications for Muzak and several other industries. On Wednesday, May 20, 1998 the communication services for Muzak were transferred to the Galaxy III-R satellite. As a result, the Company repositioned over 11,000 customer satellite dishes to access the Galaxy III-R satellite.

  The repositioning process was completed June 19, 1998 requiring full mobilization of technical staff and the use of outside contractors. The Company incurred approximately $314,000 of costs associated with the satellite malfunction. Revenue was affected as technical staff was diverted from revenue generating activities.

 Net Revenues

  Consolidated Net Revenues for the 2nd Quarter of 1998 were $6,168,030 an increase over the comparable period of 1997 of $2,651,833 or 75.4%. Consolidated Net Revenues for the first six months of 1998 were $12,553,875 an increase over the comparable period of 1997 of $6,375,252 or 103.2%. The majority of the increase is attributable to the reverse acquisition of the Company and the balance to the growth in the franchises.

 Costs and Expenses

  Costs and Expenses for the 2nd Quarter of 1998 were $6,034,293 increasing over the comparable period of 1997 by $2,908,771. Costs and Expenses for the first six months of 1998 were $11,860,004 increasing over the comparable period of 1997 by $6,488,833. The majority of the increase is attributable to the reverse acquisition of the Company, the aforementioned satellite malfunction and the balance to the growth in the Suncom franchises. Costs as a percentage of revenue is higher due to the higher fixed cost structure of the smaller non-Suncom franchises.

 Other Income and Expense (Net)

  The increase in Other Income and Expense (Net) in the 2nd Quarter of 1998 and the first six months of 1998 over the comparable periods in 1997 is due primarily to the additional debt resulting from the reverse acquisition.

 Income Taxes

  At June 30, 1998, the Company had operating loss carryforwards for federal tax purposes of approximately $4,100,000. Such loss carryforwards expire in 2002 through 2012.

 Net Income/Loss

  Net Loss for the Company's 2nd Quarter of 1998 was $715,689 compared to a loss of $184,160 for the comparable period in 1997. Net Loss for the first six months of 1998 was $924,244 as compared to a loss of $247,956 for the comparable period in 1997. The difference in operating results is primarily attributable to the reverse acquisition of the Company and the satellite malfunction.

 Liquidity and Capital Resources

  Operating cash flows (computed as net income plus interest, taxes, depreciation and amortization) for the 2nd Quarter of 1998 was $1,546,496 increasing over the comparable period of 1997 by $354,318. The difference in operating cash flow is primarily attributable to the reverse acquisition of the Company and the satellite malfunction.

  On May 30, 1997, in conjunction with the Suncom transaction, the Company repaid all its bank debt obligations to SunTrust Bank, Central Florida, N.A. as well as $18.75 million of debt obligations of Suncom and entered into a $32 million credit facility with PNC Bank with SunTrust and Lehman Brothers as participation lenders in the facility. As of June 30, 1998, the Company had an outstanding loan balance of $28.2 million and an unused credit facility of $3.8 million. The credit facility is subject to various covenants including:
(1) Debt Service Coverage Ratio; (2) Debt to Cash Flow Ratio; and (3) Debt to Minimum Monthly Recurring Billing Required. In addition at that time, the Company and Midwest entered into a $4,750,000 subordinated debt agreement. The agreement requires the Company to pay quarterly interest at a rate of 12.27%. Due to costs associated with the satellite malfunction, the Company was not in compliance with all of its debt covenants at June 30, 1998. The Company has obtained waivers for debt covenants that were not met. All payments of interest and principal on loans outstanding and payments on lease obligations have been made on a timely basis.

                      CURRENT INFORMATION; DEREGISTRATION

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other documents and information with the Commission. The Company's officers, directors and principal Shareholders are also presently subject to certain filing requirements, as well as certain trading restrictions, imposed under the Exchange Act. Information filed by the Company with the

Commission, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at all regional offices of the Commission, including those located in the Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278, and 1401 Brickell Avenue, Suite 200, Miami, Florida 33131. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Avenue, N.W., Washington, D.C. 20549 at prescribed rates and are published at various locations on the Internet, including at the SEC's website available at www.sec.gov. In addition, information filed by the Company with the Commission should be available at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, on which the Company's Common Stock is currently listed. The Company has filed with the Commission an annual report on Form 10-KSB for the fiscal year ended December 31, 1997. A copy of such report will be furnished without charge to any Shareholder upon written request to the Company. A copy of the Company's Annual Report to Shareholders is included with the Proxy materials being distributed to Shareholders.

  After the Effective Date, the Company's Common Stock will be delisted from AMEX, the registration of the Company's Common Stock under the Exchange Act will terminate and the Company's Common Stock will no longer constitute "margin securities" under the rules of the Board of Governors of the Federal Reserve System. The Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and 10% Shareholders will be relieved of the reporting requirements and the restrictions on "short-swing" trading under Section 16 of the Exchange Act with respect to the Company's Common Stock. The Company will still be subject to the requirements under the Exchange Act to file periodic reports with the Commission for its current fiscal year.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of the Record Date, August 26, 1998, certain information concerning those persons known to the Company, based on information obtained from such persons, with respect to the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of Common Stock, $0.25 par value, of the Company by (i) each person known by the Company to be the owner of more than 5% of the outstanding Common Stock, (ii) each Director and executive officer of the Company, and
(iii) all officers and directors as a group:

   NAME AND                                         AMOUNT AND
  ADDRESS OF                                        NATURE OF
  BENEFICIAL                                        BENEFICIAL     PERCENTAGE OF
     OWNER                                         OWNERSHIP(1)      CLASS(2)
  ----------                                       ------------    -------------
A.J. Schell(3)....................................     30,000             *
Mitchell Kleinhandler(3)..........................  2,698,898(4)       59.9%
David Unger(3)....................................  2,705,898(5)       60.0%
Robert Davidoff...................................  2,698,590(6)       59.9%
c/o Carl Marks & Co., Inc.
135 East 57th Street
New York, NY 10022
David Gezon.......................................  2,698,898(7)       59.9%
c/o Midwest Mezzanine Fund L.P.
208 S. LaSalle St., Suite 510
Chicago, IL 60604
William Landman...................................  2,698,898(8)       59.9%
c/o CMS Companies
1926 Arch Street
Philadelphia, PA 19103
Patrick J. Dougherty(3)...........................     15,729             *
Robert Dyer.......................................     72,003           1.6%
255 South Orange Avenue
Orlando, Florida 32801
C. Lee Maynard(3).................................     31,816             *
Suncom Communications L.L.C. .....................  2,697,986(9)       59.9%
4059 Yancey Road
Charlotte, NC 28217
All Directors and Officers as a Group (9            2,842,145(10)      63.1%
persons)..........................................

--------
  * Represents less than one percent ownership.
 (1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants which are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

 (2) Based on 4,502,202 shares of Common Stock outstanding as of the Record
     Date.

 (3) The address of this person is c/o Audio Communications Network, Inc., 1000 Legion Place, Suite 1515, Orlando, Florida 32801.

 (4) Includes 2,697,986 shares of Common Stock owned by Suncom. Excludes 1,000,000 shares of Common Stock issuable to Suncom pursuant to the Suncom Option. Mr. Kleinhandler disclaims beneficial ownership of all securities owned by Suncom except to the extent of his pecuniary interest therein. See Footnote 10, infra. Also excludes shares of Common Stock held by a relative of Mr. Kleinhandler; Mr. Kleinhandler does not have any power to direct the vote or disposition of such shares and therefore disclaims any beneficial ownership. See also "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

 (5) Includes 2,697,986 shares of Common Stock owned by Suncom. Excludes 1,000,000 shares of Common Stock issuable to Suncom pursuant to the Suncom Option. Mr. Unger disclaims beneficial ownership of all securities owned by Suncom except to the extent of his pecuniary interest therein. See Footnote 10, infra. See also "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

 (6) Includes 2,697,986 shares of Common Stock owned by Suncom. Excludes 1,000,000 shares of Common Stock issuable to Suncom pursuant to the Suncom Option. Mr. Davidoff is the Managing Director of Carl Marks & Co., Inc. ("Carl Marks"), an affiliate of CMNY Capital II, L.P. ("CMNY"). CMNY is a member of Suncom. Mr. Davidoff disclaims beneficial ownership of all securities owned by Suncom except to the extent of his pecuniary interest therein. See Footnote 10, infra.

 (7) Includes 2,697,986 shares of Common Stock owned by Suncom and 912 shares of Common Stock owned by Midwest. Excludes 1,000,000 shares of Common Stock issuable to Suncom pursuant to the Suncom Option. Mr. Gezon is the President of Midwest which is a member of Suncom and holder of the Note Assumption Agreement. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger." Mr. Gezon disclaims beneficial ownership of all securities owned by Suncom except to the extent of his pecuniary interest therein. See Footnote 10, infra.

 (8) Includes 2,697,986 shares of Common Stock owned by Suncom, 912 shares of Common Stock owned by CMS, as defined below. Excludes 1,000,000 shares of Common Stock issuable to Suncom pursuant to the Suncom Option. Mr. Landman is a Vice President of the corporate general partners of CMS Interactive Communications Partners, L.P. ("CMS") which is a member of Suncom, and disclaims beneficial ownership of all securities owned by Suncom except to the extent of his pecuniary interest therein. See Footnote 10, infra.

 (9) Excludes 1,000,000 shares of Common Stock issuable to Suncom pursuant to the Suncom Option. Members of Suncom include Suncom Management L.L.C. ("Suncom Management"), Midwest, CMS and CMNY. Suncom Management is controlled by Messrs. Kleinhandler and Unger. Midwest is ultimately controlled by ABN AMRO Bank. CMS is ultimately controlled by MSPS/ICP, Inc., and CMS 1994, Inc., both affiliates of CMS Companies, a private investment company. CMNY is controlled by Carl Marks & Co., Inc.

(10) Includes an aggregate of 2,697,986 shares of Common Stock owned by Suncom. Excludes 1,000,000 shares of Common Stock issuable to Suncom pursuant to the Suncom Option.

                         FUTURE SHAREHOLDER PROPOSALS

  If the Merger is not consummated, any Shareholder who wishes to present a proposal for inclusion in the Proxy Statement for action at the next Annual Meeting of Shareholders must comply with the rules and regulations of the Commission then in effect. Such proposal must be received not later than February 15, 1999 by the Company's Secretary at: Audio Communications Network, Inc., 1000 Legion Place, Suite 1515, Orlando, Florida 32801, Attention:
Secretary.

                                OTHER BUSINESS

  The Board does not intend to bring any other matters before the Special Meeting and does not know of any matters to be brought before the Special Meeting by others. If any other matter should come before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on behalf of the Shareholders they represent in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          David Unger, Assistant Secretary

Dated: August 28, 1998

  PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. NO POSTAGE STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

Independent Auditors' Report..............................................  F-1
Consolidated Balance Sheets as of December 31, 1997 and 1996 (audited)....  F-2
Consolidated Statements of Operations for years ended December 31, 1997 and 1996 (audited).......................................................  F-3
Consolidated Statements of Stockholders' Equity for years ended December
 31, 1997 and 1996 (audited)..............................................  F-4
Consolidated Statements of Cash Flows for years ended December 31, 1997 and 1996 (audited).......................................................  F-5
Notes to Consolidated Financial Statements (audited)......................  F-6
Consolidated Statements of Operations for the three months and six months ended June 30, 1998 and 1997 (unaudited)................................. F-13
Consolidated Balance Sheets for the six months ended June 30, 1998
 (unaudited) and the year ended December 31, 1997 (audited)............... F-14
Consolidated Statement of Cash Flows for the six months ended June 30,
 1998 and 1997 (unaudited)................................................ F-15
Notes to Consolidated Financial Statements (unaudited).................... F-16

                                     F-(i)

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Audio Communications Network, Inc.:

  We have audited the accompanying consolidated balance sheets of Audio Communications Network, Inc. and its subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Orlando, Florida
March 31, 1998 (June 5, 1998 as to Note 9)

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                         1997         1996
                                                      -----------  -----------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)................. $   680,195  $   132,565
  Accounts receivable--trade (less allowance for
   doubtful accounts of $484,227 in 1997 and $105,797
   in 1996)..........................................   2,159,163      839,442
  Inventories (Note 1)...............................   1,150,133      443,969
  Prepaid expenses and other current assets..........     196,891      124,372
                                                      -----------  -----------
    Total current assets.............................   4,186,382    1,540,348
                                                      -----------  -----------
PROPERTY--At cost: (Notes 1 and 4)
  Leasehold improvements.............................      79,459       55,572
  Equipment..........................................  14,797,638    6,651,052
  Furniture and fixtures.............................     523,598      122,647
                                                      -----------  -----------
    Total............................................  15,400,695    6,829,271
  Less accumulated depreciation......................  (2,271,197)    (920,839)
                                                      -----------  -----------
    Property--net....................................  13,129,498    5,908,432
                                                      -----------  -----------
OTHER ASSETS:
  Subscriber contract rights and other intangible
   assets (net of accumulated amortization of
   approximately $5,095,000 in 1997 and $2,678,000 in
   1996) (Note 1)....................................  19,984,882   14,921,299
  Goodwill (net of accumulated amortization of
   approximately $377,000 in 1997 and $49,000 in
   1996) (Note 1)....................................   7,974,059      653,666
  Deposits and other.................................      30,819       80,349
                                                      -----------  -----------
    Total other assets...............................  27,989,760   15,655,314
                                                      -----------  -----------
TOTAL................................................ $45,305,640  $23,104,094
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt (Note 4)......... $   556,830  $ 1,468,420
  Accounts payable...................................   1,739,800    1,530,200
  Royalties payable..................................     660,264          --
  Accrued liabilities (Note 3).......................   1,775,590      359,429
                                                      -----------  -----------
    Total current liabilities........................   4,732,484    3,358,049
                                                      -----------  -----------
LONG-TERM DEBT (Note 4)..............................  32,395,375   17,197,865
                                                      -----------  -----------
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY (Note 5):
  Preferred stock, $.001 par value, authorized
   1,000,000 shares in 1997, -0- in 1996; issued and
   outstanding, -0- shares in 1997 and 1996..........         --           --
  Common stock, $.25 par value, authorized,
   12,000,000 shares in 1997, -0- in 1996; issued and
   outstanding, 4,502,135 shares in 1997 and -0-
   shares in 1996....................................   1,125,534          --
  Contributed capital in excess of par value.........   9,850,850          --
  Investment.........................................         --     3,750,000
  Contributed capital--preferred warrants............         --       193,646
  Accumulated deficit................................  (2,798,603)  (1,395,466)
                                                      -----------  -----------
    Total stockholders' equity.......................   8,177,781    2,548,180
                                                      -----------  -----------
TOTAL................................................ $45,305,640  $23,104,094
                                                      ===========  ===========

                See notes to consolidated financial statements.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                         1997         1996
                                                      -----------  -----------
REVENUES............................................  $17,552,024  $10,122,175
                                                      -----------  -----------
COSTS AND EXPENSES:
  Cost of sales.....................................    7,168,978    3,412,161
  Selling, general and administrative expenses......    5,113,403    2,984,414
  Depreciation and amortization.....................    4,057,052    2,356,185
                                                      -----------  -----------
    Total...........................................   16,339,433    8,752,760
                                                      -----------  -----------
INCOME BEFORE OTHER INCOME (EXPENSE) AND INCOME TAX-
 ES.................................................    1,212,591    1,369,415
                                                      -----------  -----------
OTHER INCOME (EXPENSE):
  Interest income...................................       20,221       10,794
  Interest expense (Note 4).........................   (2,669,160)  (1,925,552)
  Other.............................................       59,561          --
                                                      -----------  -----------
    Other--net......................................   (2,589,378)  (1,914,758)
                                                      -----------  -----------
LOSS BEFORE INCOME TAXES............................   (1,376,787)    (545,343)
PROVISION FOR INCOME TAXES (Notes 1 and 6)..........       26,350          --
                                                      -----------  -----------
NET LOSS............................................  $(1,403,137) $  (545,343)
                                                      ===========  ===========
LOSS PER COMMON SHARE (Note 1)......................  $      (.32) $      (.13)
                                                      ===========  ===========


                See notes to consolidated financial statements.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                      CONTRIBUTED            CONTRIBUTED
                                       CAPITAL -               CAPITAL                    TOTAL
                                       PREFERRED    COMMON    IN EXCESS  ACCUMULATED  STOCKHOLDERS'
                         INVESTMENT    WARRANTS     STOCK      OF PAR      DEFICIT       EQUITY
                         -----------  ----------- ---------- ----------- -----------  -------------
BALANCE, DECEMBER 31,
 1995................... $ 3,750,000   $ 193,646  $      --  $      --   $  (850,123)  $ 3,093,523
  Net loss..............         --          --          --         --      (545,343)     (545,343)
                         -----------   ---------  ---------- ----------  -----------   -----------
BALANCE, DECEMBER 31,
 1996...................   3,750,000     193,646         --         --    (1,395,466)    2,548,180
  Merger-related activi-
   ty...................  (3,750,000)   (193,646)  1,102,300  9,682,920          --      6,841,574
  Stock issued to
   directors and
   employees in lieu of
   cash compensation....         --          --        9,978    110,778          --        120,756
  Stock purchased by
   employees under stock
   purchase plan........         --          --          756     10,042          --         10,798
  Stock options exer-
   cised................         --          --       12,500     47,110          --         59,610
  Net loss..............         --          --          --         --    (1,403,137)   (1,403,137)
                         -----------   ---------  ---------- ----------  -----------   -----------
BALANCE, DECEMBER 31,
 1997................... $       --    $     --   $1,125,534 $9,850,850  $(2,798,603)  $ 8,177,781
                         ===========   =========  ========== ==========  ===========   ===========


                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                         1997         1996
                                                     ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................... $ (1,403,137) $  (545,343)
  Adjustments to reconcile net loss to net cash pro-
   vided by operating activities:
    Depreciation and amortization...................    4,259,207    2,407,341
    Interest accrued to amortize discount on subor-
     dinated debt...................................          --        21,270
    Stock issued to directors and employees in lieu
     of cash compensation...........................      120,756          --
    Deferred commissions............................     (712,373)    (474,780)
    Loss on disposal of fixed assets................       45,400          --
    (Increase) decrease in operating assets and in-
     crease (decrease) in operating liabilities--net
     of business acquired:
    Accounts receivable.............................   (1,054,796)    (184,720)
    Inventories.....................................   (3,389,917)  (1,065,402)
    Prepaid expenses and other......................      (41,037)     169,616
    Accounts payable................................     (998,670)     585,394
    Royalties payable...............................      660,264      (83,257)
    Accrued liabilities.............................      575,695       24,150
    Other--net......................................       34,895      (75,625)
                                                     ------------  -----------
      Net cash (used in) provided by operating ac-
       tivities.....................................   (1,903,713)     778,644
                                                     ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of certain assets and liabilities of
   Chambers, Inc. and SunCom Group, Inc.............          --      (810,842)
  Capital expenditures--net.........................     (296,169)  (1,344,264)
  Proceeds from the sale of intangible assets.......      185,908          --
  Cash acquired in the acquisition..................      876,068          --
  Purchase of subscriber rights and other intangi-
   bles.............................................     (295,180)         --
                                                     ------------  -----------
      Net cash provided by (used in) investing ac-
       tivities.....................................      470,627   (2,155,106)
                                                     ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt......................   25,534,420      750,000
  Principal payments under capital lease obliga-
   tions............................................     (113,764)     (37,479)
  Debt issuance costs...............................          --        (3,750)
  Repayment of long-term debt.......................  (23,510,348)         --
  Proceeds from sale of stock.......................       70,408          --
                                                     ------------  -----------
      Net cash provided by financing activities.....    1,980,716      708,771
                                                     ------------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVA-
 LENTS..............................................      547,630     (667,691)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR........      132,565      800,256
                                                     ------------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR.............. $    680,195  $   132,565
                                                     ============  ===========
SUPPLEMENTAL DISCLOSURES--Cash paid during the year
 for:
  Interest.......................................... $  2,175,692  $ 2,064,190
                                                     ============  ===========
  Income taxes...................................... $        --   $       --
                                                     ============  ===========
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Inventory leased to customers and reclassified to
   property during the year......................... $  3,187,000  $   969,000
                                                     ============  ===========
  Capital expenditures financed through increase in
   debt............................................. $     38,000  $       --
                                                     ============  ===========
  Acquisition:
    Fair value of assets acquired................... $ 21,081,000  $       --
    Intangible assets............................... $  7,305,000  $       --
    Liabilities assumed............................. $(11,935,000) $       --
    Notes issued.................................... $ (1,304,000) $       --

                See notes to consolidated financial statements.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED DECEMBER 31, 1997 AND 1996

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation--

  On May 30, 1997, Suncom Communications LLC ("SCL") sold its net assets to Audio Communications Network, Inc. ("ACN") (the "Merger"). In connection with the Merger, ACN issued to SCL an aggregate of 2,100,000 shares of ACN's common stock, and 597,986 shares were purchased from ACN's chairman by SCL. Upon completion of the Merger, SCL held securities having an aggregate of approximately 60% of outstanding voting power of ACN. As noted below, the Merger was accounted for as a reverse acquisition with SCL being the acquiring company.

  Reverse Purchase Method of Accounting--As described above, SCL owned an aggregate of approximately 60% of the outstanding voting power of ACN immediately following the Merger. Accordingly, the Merger has been accounted for as a reverse purchase under generally accepted accounting principles as a result of which SCL is considered to be the acquiring entity and ACN the acquired entity for accounting purposes, even though ACN is the surviving legal entity. As a result of this reverse purchase accounting treatment, (i) the historical financial statements of the Company for periods prior to the date of the Merger are no longer the historical financial statements of ACN, and therefore, are no longer presented; (ii) the historical financial statements of the Company for periods prior to the date of the Merger are those of SCL; (iii) all references to the financial statements of the "Company" apply to the historical financial statements of SCL prior to the Merger and to the consolidated financial statements of ACN subsequent to the Merger; and (iv) any reference to ACN applies solely to Audio Communications Network, Inc. and its financial statements prior to the Merger.

  Description of Business--The Company owns and operates MUZAK(R) franchises, which provide background music programming and ancillary services to customers, in seven major metropolitan areas, as its single line of business.

  All intercompany balances and transactions are eliminated in these consolidated financial statements.

 Significant Accounting Policies--

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition--Revenues for equipment sales and installations are recognized at the point of sale. Revenues from music services are recognized on a straight-line basis over the term of the customer contracts. Contracts are typically for a five-year period with renewal options for an additional five years.

  Financial Instruments--Management believes the book value of financial instruments (cash and cash equivalents, accounts receivable, accounts payable, royalties payable, accrued liabilities, and long-term debt) approximates fair value.

  Inventories--Inventories, which consist of equipment held for sale or lease and supplies, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Property--Property is recorded at cost. Depreciation is provided on the straight-line method over estimated useful lives of 3 to 10 years.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

  Goodwill and Intangible Assets--Goodwill, the excess of the purchase price over the fair value of net assets of businesses acquired, is amortized over 20 years using the straight-line method. Other intangible assets acquired, principally subscriber contract rights, are amortized using the straight-line method over various periods from three to ten years. Management evaluates the recoverability of goodwill and other intangible assets quarterly and annually based on current operating trends in relation to the recorded intangible values.

  Income taxes--Prior to the Merger, the Company was a limited liability corporation, and, as such, for federal and state income tax purposes, income and losses of the Company passed through to the members of the Company for inclusion in their income tax returns. In connection with the Merger, the Company became a taxable entity and accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("FAS 109"), Accounting for Income Taxes. A significant provision of FAS 109 is the use of the liability method of computing deferred income taxes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Additionally, under FAS 109, the Company recognizes, subject to a valuation allowance regarding asset realization, the future tax benefits of expenses which have been recognized in the consolidated financial statements.

  Loss Per Common Share--Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Common stock equivalents for purposes of diluted loss per share include shares issuable on the exercise of employee stock options under the incentive stock option plan adopted in May 1984 and amended in February 1991. The weighted average number of common shares outstanding were 4,352,134 for 1996 (assuming retroactive treatment of the reverse acquisition) and 4,447,251 for 1997. Diluted loss per common share has been excluded since the effect of including the options would be antidilutive.

  Cash Equivalents--Cash equivalents include demand and interest-bearing deposits due from banks with original maturities of 90 days or less.

  Concentrations of Credit Risk--The Company performs ongoing credit evaluations of its customers and generally requires no collateral from the customers. Management feels that the Company's credit risk is somewhat lessened due to the fact that its customers operate in a wide range of industries.

  There are no single customers that individually had billings greater than 5% of net operating revenues for the years ended December 31, 1997 and 1996.

  Management Agreement--Prior to the Merger, the Company had a management agreement in which the Company paid certain members of management a monthly fee of 1.75% - 3.5% of gross operating revenues. The amount of the fee depended on the results of operations as compared to projected cumulative results. In addition to these fees, certain expenses incurred by management were reimbursed by the Company. Such reimbursements were not to exceed .5% of the Company's gross operating revenues for the period. The management agreement was terminated in connection with the Merger.

  Total management fees included in selling, general and administrative expense during the years ended December 31, 1997 and 1996 were approximately $202,000 and $440,000.

  Reclassifications--Certain amounts shown in 1996 have been reclassified to conform to the 1997 presentation.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

2. THE MERGER

  A summary of the Merger is as follows:

    THE MERGER--As described in Note 1 herein, the Merger was accounted for as a reverse acquisition, utilizing the purchase method of accounting, in which SCL acquired control of ACN for accounting purposes.

    The total purchase price of the Merger was $7,647,874, which represents the number of shares of ACN's common stock outstanding immediately prior to the Merger valued at the market price of such shares as of the date of the signing of the merger agreement. This amount was allocated to the assets of ACN acquired and liabilities assumed, based on their estimated fair value as of May 30, 1997. At May 30, 1997, assets acquired and liabilities assumed were deemed to have fair values substantially equal to their historic book values, except for certain intangible assets.

    PRO FORMA RESULTS OF OPERATIONS--The following represents the summary unaudited pro forma results of operations as if the Merger had occurred at the beginning of 1996 and 1997. The pro forma results are not necessarily indicative of the results that will occur in the future.

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
   Revenues........................................... $21,725,000  $21,173,000
   Net loss........................................... $(2,425,000) $  (365,000)
   Loss per share..................................... $      (.55) $      (.08)

3. ACCRUED LIABILITIES

  Accrued liabilities consist of the following at December 31, 1997 and 1996:

                                                          1997         1996
                                                       -----------  -----------
   Accrued interest................................... $   506,300  $       --
   Unearned revenue...................................     696,051      271,042
   Amount due to SCL..................................     500,000          --
   Other..............................................      73,239       88,387
                                                       -----------  -----------
                                                       $ 1,775,590  $   359,429
                                                       ===========  ===========

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

4. LONG-TERM DEBT

  Long-term debt consists of the following at December 31, 1997 and 1996:

                                                            1997        1996
                                                         ----------- -----------
   Credit agreement, interest rate varies..............  $26,700,000 $       --
   Term loan, interest rate varies; repaid in 1997.....          --   14,000,000
   Subordinated promissory note to a limited partner of
    SCL; interest payable quarterly at a per annum rate
    of 12.27% through July 1, 2004; principal payments
    of $250,000 payable quarterly commencing January 1,
    2000 and due July 1, 2004; principal may be subject
    to mandatory prepayments under certain
    conditions.........................................    4,750,000   4,584,136
   Note payable to director; noninterest bearing,
    payments of $500,000 due annually commencing
    January 1998, net of discount (at 10%) of $118,202
    at December 31, 1997...............................    1,381,798         --
   Other long-term debt................................      120,407      82,149
                                                         ----------- -----------
   Total...............................................   32,952,205  18,666,285
   Less current portion................................      556,830   1,468,420
                                                         ----------- -----------
   Long-term portion...................................  $32,395,375 $17,197,865
                                                         =========== ===========

  Long-term debt matures as follows:

      YEAR
      ----
      1998.......................................................... $   556,830
      1999..........................................................     527,754
      2000..........................................................   1,410,553
      2001..........................................................   1,006,539
      2002..........................................................   1,000,529
      Thereafter....................................................  28,450,000
                                                                     -----------
      Total......................................................... $32,952,205
                                                                     ===========

  Credit Agreement--In connection with the Merger, the Company entered into a new Credit Agreement with PNC Bank, National Association, individually and as Agent, SunTrust Bank, Central Florida, N.A., and Lehman Commercial Paper Inc. on May 30, 1997. Pursuant to the Credit Agreement, the Company has the ability to borrow monies on a revolving basis until May 2004. Initially, the Company can borrow up to $32,000,000 and the maximum available decreases at quarterly intervals. Loans bear interest based on either the rate of interest announced by the Agent periodically as its prime rate or the London interbank offered rates quoted periodically by the British Bankers' Association, as selected by the Company at the time of each borrowing. Interest is payable quarterly in arrears on the last business day of March, June, September, and December. The Company must make annual payments of principal equal to 75% of "excess cash flow" for 1997 and 50% thereafter in addition to mandatory payments upon certain sales of assets or stock. No principal payments were required in 1997. For purposes of the debt maturity schedule above, the expected maturity date is assumed to be 2004.

  The Company's obligations under the Credit Agreement are secured by a lien on substantially all of its assets, including its stock in all of its subsidiaries, and is further secured by a guaranty by all of its subsidiaries which guaranty is, in turn, secured by a lien on substantially all of the assets of all such subsidiaries.

  The Credit Agreement sets forth a variety of affirmative, negative, and financial covenants which the Company has agreed to, including, without limitation (a) prohibitions against dividends, the incurrence of

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES additional debt or liens, the disposition or acquisition of assets, the issuance of additional stock, and a material change in business, (b) requirements that the Company not exceed certain levels of capital expenditures and that the Company meet certain fixed charge coverage, maximum leverage, and minimum interest coverage ratios, and (c) requirements that the Company provide the lenders with certain financial statements and other information on an ongoing basis, all as more fully set forth in the Credit Agreement.

  Term Loan--Of the aggregate principal balance due at December 31, 1996, interest on $7,000,000 was payable at a rate equal to the sum of the weekly average yield on U.S. Treasury securities adjusted to a constant maturity mutually agreed-upon between the financial institution and the Company, subject to certain restrictions, plus 3.5%. The interest rate was 9.35% at December 31, 1996.

  Interest on $7,000,000 of the aggregate principal balance due at December 31, 1996, was payable at a rate equal to the sum of the London interbank Eurodollar market rate, subject to certain adjustments, plus 4.0%. The interest rate was 9.38% at December 31, 1996. All portions of the loan were repaid with proceeds from the Credit Agreement.

5. STOCKHOLDERS' EQUITY

  The Company has two stock-based compensation plans, which are described below. The Company applied APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the Company's two stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's 1997 net loss and loss per common share would have changed to the pro forma amounts indicated below:

      Net loss:
        As reported............................................... $(1,403,000)
        Pro forma................................................. $(1,526,000)
      Loss per common share assuming no dilution:
        As reported............................................... $      (.32)
        Pro forma................................................. $      (.34)

  The Company has an incentive stock option plan (the "Plan") with 200,000 shares of common stock authorized to be granted thereunder. The Plan provides for the options to be granted to key employees, requires expiration within ten years of date of grant, allows the options to be exercised two years from the date of the grant, and requires the option price to be at least the fair market value, as determined by the Board of Directors, of the common stock on the date of grant. All options granted under the plan have been for five-year terms. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield, expected volatility of 154%, risk-free interest rate of 6.15%, and expected lives of five years.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

  Stock option activity for the year ended December 31, 1997 is as follows:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                                      EXERCISE
                                                             SHARES    PRICE
                                                             -------  --------
   ACN outstanding at May 30, 1997.......................... 111,000   $1.26
   Granted..................................................  48,500   $3.38
   Exercised................................................ (50,000)  $1.19
                                                             -------
   Outstanding at December 31, 1997 (51,000 exercisable at
    December 31, 1997)...................................... 109,500   $2.26
                                                             =======

  The Company also has an employee stock purchase and bonus plan with up to 500,000 shares of common stock authorized to be issued thereunder. This plan provides for the purchase of up to 200,000 shares of common stock at fair value by eligible participants, as defined under the plan (up to 10,000 shares per participant), and for the remainder of the shares to be awarded as bonuses to key employees. During the years ended December 31, 1997, 3,022 shares were purchased by participants under this plan.

6. INCOME TAXES

  The components of the provision for income taxes for the year ended December 31, 1997 are as follows:

   Current:
   Federal.............................................................. $   --
   State................................................................  26,350
                                                                         -------
                                                                         $26,350
                                                                         =======

  The Company's effective tax rate differs from the statutory federal income tax rate for the following reasons:

   Computed statutory amount........................................ $(477,000)
   Increases (decreases):
     State income taxes, net of benefit of federal taxes............    17,000
     Nondeductible expenses.........................................   253,000
     Increase in valuation allowance................................   294,000
     Other--net.....................................................   (60,650)
                                                                     ---------
                                                                     $  26,350
                                                                     =========

  The components of the Company's net deferred tax asset are as follows:

   Noncurrent liabilities--depreciation............................. $  462,000
                                                                     ----------
   Noncurrent assets:
   Net operating loss carryforwards.................................  1,093,000
   Other............................................................    171,000
                                                                     ----------
   Total noncurrent assets..........................................  1,264,000
                                                                     ----------
   Net deferred tax asset--before valuation allowance...............    802,000
   Valuation allowance for deferred tax asset.......................   (802,000)
                                                                     ----------
   Net deferred tax asset........................................... $      --
                                                                     ==========

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

  It is more likely than not that realization of the net deferred tax asset through future taxable income within the carryforward periods will not occur. Accordingly, the net deferred tax asset has been fully reserved with a valuation allowance at December 31, 1997.

  At December 31, 1997, the Company has net operating loss carryforwards for federal tax purposes approximating $3,215,000. Such loss carryforwards will expire in 2002 through 2012.

7. EMPLOYEE BENEFIT PLANS

  Effective January 1, 1996, the Company instituted a profit-sharing plan which covers all employees of the Company who have at least one-half year of service. Contributions to the plan by employees may be at least 1% but not more than 15% of annual salary, subject to certain restrictions. Contributions by the Company to the plan are discretionary. Employees are always 100% vested in employee contributions; no vesting in employer contributions occurs prior to the first two years of service and 100% vesting occurs after the third year of service. Contribution expense for the years ended December 31, 1997 and 1996, was $-0- and $24,507, respectively.

  ACN has a noncontributory defined contribution pension plan covering substantially all ACN employees who have met certain age and length of service qualifications. The Company's policy is to fund pension cost with annuity contracts. Pension expense amounted to approximately $32,000 for 1997.

8. COMMITMENTS AND CONTINGENCIES

  Certain equipment and office and warehouse facilities are held under noncancelable operating leases. The Company has also entered into various agreements with broadcasting companies in order to transmit music service to its customers through the broadcasting companies' subchannels. Expense under the operating leases and broadcasting agreements was approximately $733,000 and $420,000 during the years ended 1997 and 1996, respectively.

  Future minimum payments under the leases and broadcasting agreements are as follows:

   YEAR
   ----
   1998............................................................. $  512,427
   1999.............................................................    475,798
   2000.............................................................    421,672
   2001.............................................................    197,676
   2002.............................................................    148,778
   Thereafter.......................................................    170,411
                                                                     ----------
   Total minimum lease payments..................................... $1,926,762
                                                                     ==========

  The Company has entered into employment agreements with its Chairman, President, and Chief Financial Officer. The agreements provide for the employees to receive a stated minimum annual salary. The agreements, which contain renewal provisions, expire from May 1998 through May 2000.

9. SUBSEQUENT EVENT

  On June 5, 1998, the Company entered into an agreement for the sale of the Company. The transaction is expected to close in the third quarter of 1998 and is subject to stockholder approval, regulatory approvals and other customary considerations.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS


                                SECOND QUARTER              FIRST SIX MONTHS
                          ----------------------------  --------------------------
                          FOR THE THREE MONTHS ENDED    FOR THE SIX MONTHS ENDED
                          ----------------------------  --------------------------
                             6/30/98        6/30/97       6/30/98       6/30/97
                          -------------  -------------  ------------  ------------
REVENUES
Music Sales.............      4,073,059      2,483,173     8,141,667     4,389,025
Equipment Sales.........        830,225        453,835     1,716,483       843,232
Labor and Installation..        619,552        461,609     1,330,236       773,342
Pro Sound Installation..        493,622         72,811     1,144,994        72,811
Other...................        151,572         44,769       220,495       100,213
                          -------------  -------------  ------------  ------------
  Total Revenue.........      6,168,030      3,516,197    12,553,875     6,178,623
COST AND EXPENSES
Cost of Sales...........      2,608,889      1,070,510     5,149,891     1,783,996
Selling, General and
 Administrative
 Expenses...............      2,010,051      1,257,591     3,907,433     2,158,405
Depreciation and
 Amortization...........      1,415,353        797,421     2,802,680     1,428,770
                          -------------  -------------  ------------  ------------
  Total Cost and
   Expenses.............      6,034,293      3,125,522    11,860,004     5,371,171
Income before Other
 Income (Expense) and
 Income Taxes...........        133,737        390,675       693,871       807,452
OTHER INCOME (EXPENSE)
Interest Income.........          3,250          1,672         4,092         1,672
Interest Expense........       (843,832)      (574,317)   (1,615,743)   (1,054,890)
Other...................         (5,844)         2,410        (1,464)        2,410
                          -------------  -------------  ------------  ------------
  Other Income
   (Expense), net.......       (846,426)      (570,235)   (1,613,115)   (1,050,808)
Loss before Income
 Taxes..................       (712,689)      (179,560)     (919,244)     (243,356)
Provision for Income
 Taxes..................          3,000          4,600         5,000         4,600
                          -------------  -------------  ------------  ------------
Net Loss................       (715,689)      (184,160)     (924,244)     (247,956)
                          =============  =============  ============  ============
Net Loss Per Common
 share..................          (0.16)         (0.04)        (0.21)        (0.06)
                          =============  =============  ============  ============
Number of Common
 Shares.................      4,507,202      4,431,197     4,507,202     4,431,197
                          =============  =============  ============  ============

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    JUNE 30, 1998 AND DECEMBER 31, 1997

                                                           6/30/98     12/31/97
                                                         -----------  ----------
                                                         (UNAUDITED)  (AUDITED)
                         ASSETS
CURRENT ASSETS
Cash and cash equivalents...............................    193,401      680,195
  Accounts Receivable...................................  2,184,170    2,159,163
  Inventories...........................................  1,572,151    1,150,133
  Prepaid expenses and other assets.....................    148,953      196,891
                                                         ----------   ----------
    Total current assets................................  4,098,675    4,186,382
PROPERTY
  Leasehold Improvements................................    170,423       79,459
  Equipment............................................. 16,479,238   14,797,638
  Furniture and fixtures................................    720,256      523,598
                                                         ----------   ----------
  Total Property........................................ 17,369,917   15,400,695
    Less: Accumulated Depreciation...................... (3,434,162)  (2,271,197)
                                                         ----------   ----------
PROPERTY, NET........................................... 13,935,755   13,129,498
OTHER ASSETS
  Subscriber Contracts and other intangible assets...... 18,907,162   19,984,882
  Goodwill..............................................  7,771,556    7,974,059
  Deposits and other....................................     67,148       30,819
                                                         ----------   ----------
    Total............................................... 26,745,866   27,989,760
TOTAL ASSETS............................................ 44,780,296   45,305,640
                                                         ==========   ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt.......................    537,808      556,830
  Accounts payable......................................  1,476,083    1,739,800
  Royalties payable.....................................    744,121      660,264
  Accrued liabilities...................................  1,389,059    1,775,590
                                                         ----------   ----------
                                                          4,147,071    4,732,484
LONG-TERM DEBT.......................................... 33,372,566   32,395,375
                                                         ----------   ----------
                  STOCKHOLDERS' EQUITY
Common stock, $.25 par value                              1,126,801    1,125,534
  Contributed capital in excess of par value............  9,856,708    9,850,850
  Accumulated deficit................................... (3,722,850)  (2,798,603)
                                                         ----------   ----------
                                                          7,260,659    8,177,781
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............. 44,780,296   45,305,640
                                                         ==========   ==========

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                                         6/30/98      6/30/97
                                                        ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss...............................................   (924,244)    (247,956)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation and amortization........................  2,802,680    1,428,770
  Deferred commissions.................................   (707,189)    (100,996)
  (Increase) decrease in operating assets and increase
   (decrease) in operating liabilities
  Accounts receivable..................................    (25,007)     222,580
    Inventories........................................ (1,584,664)    (531,142)
    Prepaid expenses and other assets..................    419,199       (4,560)
    Accounts payable...................................   (776,414)     573,466
    Royalties payable..................................     81,851          --
    Accrued liabilities................................    138,416      278,128
    Other, net.........................................    (64,065)      34,166
                                                        ----------  -----------
      Net cash provided by (used in) operating
       activities......................................   (639,437)   1,652,456
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Certain Assets and Liabilities of
   ACN.................................................        --    (2,130,889)
  Capital expenditures--net............................   (806,574)    (738,328)
                                                        ----------  -----------
    Net cash used in operating activities..............   (806,574)  (2,869,217)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.........................  1,500,000   26,493,426
  Principal payments under capital lease obligations...    (40,783)     (18,498)
  Repayment of long-term debt..........................   (500,000) (23,755,000)
  Proceeds from sale of stock..........................        --           --
                                                        ----------  -----------
    Net cash provided by financing activities..........    959,217    2,719,928
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...   (486,794)   1,503,167
CASH, BEGINNING OF PERIOD..............................    680,195      132,565
                                                        ----------  -----------
CASH, END OF PERIOD....................................    193,401    1,635,732
                                                        ==========  ===========
Cash Paid During the Period For Interest...............  1,437,167    1,137,826
Supplemental Schedule of Noncash Investing & Financing
 Activities:
Inventory Leased to Customer and Reclassified to
 Property..............................................  1,162,647      527,548

               AUDIO COMMUNICATIONS NETWORK, INC. & SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

  The accompanying unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been omitted pursuant to such rules and regulations. The accompanying unaudited interim financial statements and related notes should be read in conjunction with the financial statements and related notes included in the Company's 1997 Annual Report on Form 10-KSB. In the opinion of management, all material adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included in the accompanying unaudited interim consolidated financial statements.

NOTE 2--ACQUISITION

  On May 30, 1997, the Company completed a business combination with Suncom Communications L.L.C., a Delaware limited liability company ("Suncom"). Under the terms of the agreement, the Company, through its wholly owned subsidiary, Suncom, Inc., acquired the assets and business of Suncom, in exchange for which the company issued 2.1 million Common Shares to Suncom, which represented approximately 47.5% of the Company's outstanding Common Shares.

  Also on May 30, 1997, Suncom consummated an agreement with A.J. Schell acquiring substantially all of his equity position in the Company. As a result, Suncom is the owner of 2,697,986 Common Shares, representing approximately 60.7% of the outstanding Common Shares of the Company resulting in a reverse acquisition.

  The transaction has been accounted for as a reverse acquisition therefore the financial statements presented herein represent the historical results of Suncom and the results of operation of Audio Communications Network, Inc. from the date of acquisition.

  Assuming the reverse acquisition had occurred on January 1, 1997 the Company's second quarter and six months ended June 30, 1997 (unaudited) net revenues, net income (loss), and earnings (loss) per share would have been approximately as follows:

                                       SECOND QUARTER 1997 FIRST SIX MONTHS 1997
                                       ------------------- ---------------------
   Net Revenue........................      5,269,441           10,351,201
   Net Income (Loss)..................       (872,941)            (932,095)
   Earnings (Loss) Per Share..........          (0.19)               (0.21)

                                                                      APPENDIX I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              DMA HOLDINGS, INC.,

                        DIVERSE MEDIA ACQUISITIONS, INC.

                                      AND

                       AUDIO COMMUNICATION NETWORK, INC.

                            DATED AS OF JUNE 5, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I
                                   The Merger

 Section 1.01. The Merger.................................................    1
 Section 1.02. Effective Time; Closing....................................    1
 Section 1.03. Effect of the Merger.......................................    1
 Section 1.04. Articles of Incorporation; By-laws.........................    2
 Section 1.05. Directors and Officers.....................................    2
 Section 1.06. Effect on Capital Stock....................................    2
 Section 1.07. Payment for Company Common Stock...........................    2
 Section 1.08. Employee Stock Options.....................................    3

                                   ARTICLE II
                 Representations and Warranties of the Company

 Section 2.01. Organization and Qualification; Subsidiaries...............    4
 Section 2.02. Articles of Incorporation and By-laws......................    4
 Section 2.03. Capitalization.............................................    4
 Section 2.04. Authority Relative to this Agreement.......................    5
 Section 2.05. No Conflict; Required Filings and Consents.................    5
 Section 2.06. Compliance.................................................    5
 Section 2.07. SEC Filings; Financial Statements..........................    6
 Section 2.08. Absence of Certain Changes or Events.......................    6
 Section 2.09. Absence of Litigation......................................    6
 Section 2.10. Employee Benefit Plans.....................................    7
 Section 2.11. Labor Matters..............................................    9
 Section 2.12. Recommendation of Board of Directors; Vote Required........    9
 Section 2.13. Opinion of Financial Advisor...............................    9
 Section 2.14. Accuracy of Information Supplied...........................    9
 Section 2.15. Proxy Statement............................................    9
 Section 2.16. Title to, Condition and Sufficiency of Assets..............   10
 Section 2.17. Trademarks, Patents and Copyrights.........................   10
 Section 2.18. Taxes......................................................   11
 Section 2.19. Environmental Matters......................................   11
 Section 2.20. Contracts and Commitments..................................   12
 Section 2.21. Governmental Licenses and Permits..........................   12
 Section 2.22. Affiliate Transactions.....................................   13
 Section 2.23. Brokers....................................................   13

                                  ARTICLE III
             Representations and Warranties of Parent and Purchaser

 Section 3.01. Corporate Organization.....................................   13
 Section 3.02. Authority Relative to This Agreement.......................   13
 Section 3.03. No Conflict; Required Filings and Consents.................   13
 Section 3.04. Proxy Statement............................................   14
 Section 3.05. Brokers....................................................   14
 Section 3.06. Accuracy of Information Supplied...........................   14
 Section 3.07. Trust Organization.........................................   14

                                                                           PAGE
                                                                           ----
                                   ARTICLE IV
                     Conduct of Business Pending the Merger

 Section 4.01.  Conduct of Business by the Company Pending the Merger..     14

                                   ARTICLE V
                             Additional Agreements

 Section 5.01.  Stockholders' Meeting..................................     16
 Section 5.02.  Proxy Statement........................................     16
 Section 5.03.  Access to Information..................................     16
 Section 5.04.  No Solicitation of Transactions........................     17
                Directors' and Officers' Indemnification and Insur-
 Section 5.05.  ance...................................................     17
 Section 5.06.  Notification of Certain Matters........................     18
 Section 5.07.  Further Action; Reasonable Best Efforts................     18
 Section 5.08.  Public Announcements...................................     19
 Section 5.09.  Consents Generally.....................................     19
 Section 5.10.  Prepayment of Certain Debt.............................     19
 Section 5.11.  Release of Company Stock...............................     19
 Section 5.12.  Cancellation of Suncom Option..........................     19

                                   ARTICLE VI
                            Conditions to the Merger

 Section 6.01.  Conditions to the Merger...............................     19
 Section 6.02.  Conditions to the Obligations of Parent and Purchaser..     20
 Section 6.03.  Conditions to the Obligations of The Company...........     21

                                  ARTICLE VII
                       Termination, Amendment and Waiver

 Section 7.01.  Termination............................................     21
 Section 7.02.  Effect of Termination..................................     22
 Section 7.03.  Fees and Expenses......................................     22
 Section 7.04.  Amendment..............................................     23
 Section 7.05.  Waiver.................................................     23

                                  ARTICLE VIII
                               General Provisions

                Non-Survival of Representations, Warranties and Agree-
 Section 8.01.  ments..................................................     24
 Section 8.02.  Notices................................................     24
 Section 8.03.  Certain Definitions....................................     25
 Section 8.04.  Severability...........................................     25
 Section 8.05.  Entire Agreement; Assignment...........................     25
 Section 8.06.  Parties in Interest....................................     26
 Section 8.07.  Specific Performance...................................     26
 Section 8.08.  Governing Law..........................................     26
 Section 8.09.  Headings...............................................     26
 Section 8.10.  Counterparts...........................................     26

  Agreement and Plan of Merger, dated as of June 5, 1998 (this "Agreement"), among DMA Holdings, Inc., a Delaware corporation ("Parent"), Diverse Media Acquisitions, Inc., a Florida corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Audio Communication Network, Inc., a Florida corporation (the "Company").

  Whereas, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

  Whereas, in furtherance of such acquisition, it is proposed that Purchaser shall merge with and into the Company (the "Merger") on the terms and conditions set forth in this Agreement;

  Whereas, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved the Merger of Purchaser with and into the Company in accordance with the Florida Business Corporation Act ("Florida Law");

  Whereas, Parent and Suncom Communications, L.L.C., a Delaware limited liability company ("Suncom"), have entered into a Stock Option Agreement, dated as of the date hereof (the "Shareholders' Stock Option Agreement"), providing for the granting by Suncom to Parent of an option to purchase from Suncom up to 2,697,986 Shares at $6.40 per Share and further providing for an agreement by Suncom to vote all such Shares in favor of the Merger at the Stockholders' Meeting subject to the conditions set forth therein; and

  Whereas, Parent and the Company have agreed to cause the Escrow Agreement (as defined below) to be entered into on the date hereof as set forth in
Section 7.03(d);

  Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Florida Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

  Section 1.02. Effective Time; Closing. On the Closing Date (as defined below) (or on such other date as Parent and the Company may agree), the parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Secretary of State of the State of Florida, in such form as is required by, and executed in accordance with the relevant provisions of, Florida Law (the date and time of such filing being the "Effective Time"). The closing of the merger (the "Closing") will take place at the offices of Shearman & Sterling located at 599 Lexington Avenue, New York, New York at 10:00 a.m. (local time) on the tenth business day following the date on which the conditions set forth in Article VI (other than the delivery of documents to be made at the Closing) have been satisfied or waived by the party entitled to the benefits of such conditions, or at such other place, time and date as Parent and the Company may agree (the "Closing Date").

  Section 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

  Section 1.04. Articles of Incorporation; By-laws. (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

  (b) Unless otherwise determined by Parent prior to the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

  Section 1.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

  Section 1.06. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.25 per share, of the Company ("Company Common Stock" or the "Shares") or the holder of any shares of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock"):

    (a) Conversion of Shares of Common Stock. Each issued and outstanding share of Company Common Stock (other than (i) shares of Company Common Stock held by the Company or any of its Subsidiaries as treasury shares and
  (ii) any shares of Company Common Stock held by Parent or any of its subsidiaries (including Purchaser), shall be converted into the right to receive $6.40 per share, net, in cash (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing such shares in accordance with Section 1.07, without interest thereon, less any required withholding taxes. Each such share of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such certificate in accordance with Section 1.07, without interest thereon, less any required withholding taxes.

    (b) Cancellation of Common Stock Owned by Company, Parent and
  Purchaser. Each share of the Company Common Stock that is owned by, or by any Subsidiary of, Company, or by Purchaser or any Subsidiary of Parent (including Purchaser) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (c) Conversion of Shares of Purchaser Common Stock. Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

  Section 1.07. Payment for Company Common Stock. (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the "Exchange Agent"). At or prior to the Effective Time, Parent or Purchaser shall deposit with the Exchange Agent the funds necessary to make the payments contemplated by Section 1.06(a) hereof (the "Exchange Fund").

  (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock

(collectively, the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.06(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) ("Transmittal Letter") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration ("Instructions"). Alternatively, the Company shall instruct the Exchange Agent to provide to any holder of shares of Company Common Stock, who so requests, in advance of the Closing a Transmittal Letter and Instructions. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with Transmittal Letter, duly executed, and such other documents as reasonably may be required by the Exchange Agent, and acceptance thereof by the Exchange Agent, which surrender and acceptance may occur at the Closing or after the Effective Time, each holder of a Certificate shall receive in exchange therefor the Merger Consideration specified in Section 1.06(a) hereof, without interest thereon, less any required withholding taxes, and the Certificate so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the books and records of the Company or its transfer agent of Certificates, and if Certificates are presented to the Company for transfer, they shall be canceled against payment of the Merger Consideration as herein provided. If any payment of Merger Consideration is to be made to a Person other than the Person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed, with the signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest thereon, less any required withholding taxes.

  (c) Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I.

  (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company for six months after the Effective Time shall be delivered to the Surviving Company upon demand, and any former stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to the Surviving Company for payment of their claim for any Merger Consideration, without interest thereon, less any required withholding taxes.

  (e) No Liability. None of Parent, Purchaser, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Section 1.08. Employee Stock Options. Immediately prior to the Effective Time, each outstanding option to purchase Shares (in each case, an "Option"), whether or not then exercisable, shall be canceled and each holder of a canceled Option shall be entitled to receive a payment (the "Exercise Amount") in cash from the Company, in consideration for the cancellation of each such Option, at the same time that the Merger Consideration is received by the holders of Shares, in an amount equal to the product of (i) the number of Shares to be issued upon the exercise of such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option. Prior to the Effective Time, the Company shall use its reasonable best efforts to cause each holder of an outstanding Option to consent to the cancellation of such Option in consideration for the payment provided herein, and shall take such other action as may be necessary to carry out the terms of this Section 1.08.

                                  ARTICLE II

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to Parent and Purchaser that:

  Section 2.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and each subsidiary of the Company (a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company or any Subsidiary, the term "Material Adverse Effect" means any change or effect that, individually or in the aggregate when taken together with any other adverse changes and effects is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and the Subsidiaries taken as a whole), other than any effect relating to (i) the United States economy in general or, (ii) changes in economic conditions that affect, in general, the business in which the Company is engaged. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in
Section 2.01 of the Disclosure Schedule previously delivered by the Company to Parent (the "Disclosure Schedule"). Except as disclosed in such Section 2.01, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

  (b) Each Subsidiary that is material to the business, operations, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and the Subsidiaries taken as a whole is so identified in Section 2.01 of the Disclosure Schedule and is referred to herein as a "Material Subsidiary".

  Section 2.02. Articles of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Material Subsidiary. Such Articles of Incorporation and By-laws are true and correct as of the date hereof.

  Section 2.03. Capitalization. The authorized capital stock of the Company consists of 12,000,000 Shares and 1,000,000 shares of preferred stock, $0.001 par value per share. As of the date hereof, (i) 4,502,602 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Shares are held in the treasury of the Company, (iii) no Shares are held by the Subsidiaries, and (iv) 108,500 Shares are reserved for future issuance pursuant to employee stock options, options or stock incentive rights granted pursuant to, among other agreements, the Company's Stock Option Plan. As of the date hereof, no shares of capital stock of the Company besides the Shares are issued and outstanding. Except as set forth in this Section 2.03, and except for the Options, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Other than the Shares pledged pursuant to the Pledge Agreement (as defined below), each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, and limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

  Section 2.04. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (the "Transactions") and thereby. The execution and delivery of this Agreement and the Escrow Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Escrow Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Florida
Law). This Agreement and the Escrow Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitute legal, valid and binding obligations of the Company. As a result of actions by the Company's Board of Directors, the voting requirements contained in Section 607.0901 of the Florida Law do not apply to the Transactions, the Escrow Agreement and the Shareholder's Option Agreement.

  Section 2.05. No Conflict; Required Filings and Consents. (a) Except as set forth in Section 2.05 of the Disclosure Schedule, the execution and delivery of this Agreement and the Escrow Agreement by the Company do not, and the performance of this Agreement and the Escrow Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

  (b) The execution and delivery of this Agreement and the Escrow Agreement by the Company do not, and the performance of this Agreement and the Escrow Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Florida Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement.

  Section 2.06. Compliance. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any material law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected.

  Section 2.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports, documents and amendments thereto required to be filed by it with the SEC since January 1, 1995 (the "SEC Reports"). The SEC Reports (i) were prepared, in all material respects, in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements), to normal and recurring year-end adjustments.

  (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at March 31, 1998, including the notes thereto (the "1998 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since April 1, 1998.

  (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

  Section 2.08. Absence of Certain Changes or Events. Since April 1, 1998, except as contemplated by this Agreement or disclosed in any SEC Report filed since April 1, 1998 and prior to the date of this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since April 1, 1998, there has not been (i) any change in the business, operations, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company or any Subsidiary having, individually or in the aggregate, a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any Subsidiary and having, individually or in the aggregate, a Material Adverse Effect, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (v) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, (vi) any capital expenditure other than in accordance with the budget therefor most-recently provided to Parent prior to the date of this Agreement, or any acquisition of any Person or all or a significant portion of the assets of any Person or any division or business unit or segment thereof, (vii) any waiver of any right of material value relating to the Business, (viii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, or (ix) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice.

  Section 2.09. Absence of Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the knowledge of the

Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which (i) individually or in the aggregate, is reasonably likely to require payment by the Company in excess of $100,000 or (ii) seeks to delay or prevent the consummation of any Transaction. As of the date hereof, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award.

  Section 2.10. Employee Benefit Plans. (a) Section 2.10 of the Disclosure Schedule contains a true and complete list of (i) all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other employee benefit plans, programs or arrangements, and all employment, termination, severance or other employment contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary and (ii) each employee benefit plan for which the Company or any Subsidiary could reasonably be expected to incur liability under Section 4069 of ERISA, in the event such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company or any Subsidiary remains secondarily liable under Section 4204 of ERISA (collectively, the "Plans"). Each Plan is in writing and the Company has previously made available to Parent a true and complete copy of each Plan and a true and complete copy of each material document prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter, if any, for each such Plan, and (v) the most recently prepared actuarial report and financial statement, if any, in connection with each such Plan. Except as disclosed in Section 2.10 of the Disclosure Schedule, neither the Company nor any Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement other than a Plan,
(ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the "Code").

  (b) Other than as specifically disclosed in Section 2.10 of the Disclosure Schedule, none of the Plans is a multiemployer plan, within the meaning of
Section 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan"), or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Company or any Subsidiary would incur liability if the Company or a Subsidiary withdraws from such Plan or any such Plan was terminated under
Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as disclosed in Section 2.10 of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or other benefit as a result of any Transaction, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit that could be subject to a tax under Section 4999 of the Code. Except as disclosed in Section 2.10 of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. With respect to each Multiemployer Plan and Multiple Employer Plan, Section 2.10(b) of the Disclosure Schedule sets forth an accurate statement or the Company's or Subsidiary's best information or most recent information of the total amount of withdrawal liability that the Company or any Subsidiary would incur in the event of a complete withdrawal, within the meaning of Title IV of ERISA, from each such plan.

  (c) Each Plan other than each Multiemployer Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. Except as disclosed in Schedule 2.10, no fact or event has occurred since the date of any such determination letter from the IRS that has adversely affected the qualified status of any such Plan or the exempt status of any such trust. Each trust, if any, maintained or contributed to by the Company or any Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association exempt from federal income taxation under Sections 501(a) and 501(c)(9) of the Code has received a favorable ruling letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS that has adversely affected such qualified or exempt status.

  (d) There has been no material prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan (other than any Multiemployer Plan). Neither the Company nor any Subsidiary is currently liable or has previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4979, 4980 or 4980B of the Code or
Section 502(c) of ERISA, and no fact or event exists which could reasonably be expected to give rise to any such liability. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation ("PBGC") arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability. Except as disclosed on Schedule 2.10, no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan (other than any Multiemployer Plan) subject to Title IV of ERISA other than those events with respect to which the PBGC notice requirement has been waived. No asset of the Company or any Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could reasonably be expected to give rise to any such lien or requirement to post any such security.

  (e) Each Plan is now and has been operated in all material respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and the Company and each Subsidiary have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or material violation by any party to, any Plan. No Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. All contributions, premiums or payments required to be made with respect to any Plan other than any Plan involving the grant of incentive stock options to the extent that options granted thereunder qualify for incentive stock option treatment under Section 432 of the Code are or will be fully deductible for income tax purposes and no such deduction previously claimed has been challenged by any government entity. The 1998 Balance Sheet reflects an accrual of all amounts of employer contributions and premiums accrued but unpaid with respect to the Plans which are required to be accrued on such balance sheet in accordance with United States Generally Accepted Accounting Principles. With respect to each Plan, if any, other than a Multiemployer Plan, subject to Title IV of ERISA, the accumulated benefit obligations of such Plan (determined as of the date of the most recent actuarial valuation prepared for such Plan) does not exceed the fair market value of the assets of such Plan (determined as of the date of such valuation) attributable to such obligations.

  (f) The Company and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder ("WARN") and do not reasonably expect to incur any such liability solely as a result of actions taken or not taken prior to the Effective Time. Section 2.10(f) of the Disclosure Schedule lists (i) all the employees terminated or laid off by the Company or any Subsidiary during the 90 days prior to the date hereof and (ii) all the employees of the Company or any Subsidiary who have experienced a reduction in hours of work of more than 50% during any month during the 90 days prior to the date hereof and describes all notices, if any, given by the Company and the Subsidiaries in connection with WARN with respect to any termination, layoff or reduction in hours described in clause (i) or (ii) of this Section 2.10(f). The Company will, by written notice to Parent and Purchaser, update Section 2.10(f) of the Disclosure Schedule to include any such terminations, layoffs and 50% reductions in hours from the date hereof through the Effective Time and will provide Parent and Purchaser with any related information which they may reasonably request in connection with the Company's compliance.

  Section 2.11. Labor Matters. (a) Except as set forth in Section 2.11 of the Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any material provision of any such agreement or contract and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary. The consent of any labor unions which are parties to any collective bargaining agreements listed in Section 2.11 of the Disclosure Schedule is not required to consummate the Transactions.

  (b) Except as set forth in Section 2.10 of the Disclosure Schedule, to the Company's knowledge, no key executive employee and no group of employees or independent contractors of the Company or any Subsidiary has any plans to terminate his, her or its employment or relationship as an independent contractor with the Company or any Subsidiary or to not remain employed at the Company or any Subsidiary after the Closing. Section 2.11(b) of the Disclosure Schedule sets forth the name, start date, title or position, and the annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions), as of the date of this Agreement for each individual engaged by the Company or any Subsidiary as an employee or independent contractor.

  Section 2.12. Recommendation of Board of Directors; Vote Required. The Board of Directors of the Company has approved this Agreement (there being no votes against such approval), the Merger and the other transactions contemplated hereby and, subject to Section 7.01(g) hereof, has determined to recommend to its stockholders (the "Recommendation") that its stockholders vote in favor of the adoption and approval of this Agreement. The affirmative vote of a majority of the votes that the holders of the outstanding shares of Company Common Stock are entitled to cast with respect to the adoption and approval of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve the Merger and the other transactions contemplated hereby.

  Section 2.13. Opinion of Financial Advisor. The Company has received the opinion of Duff & Phelps, L.L.C., dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair to the Company stockholders from a financial point of view, and such opinion has not been withdrawn.

  Section 2.14. Accuracy of Information Supplied. Neither this Agreement nor any schedule, exhibit or certificate furnished or required to be furnished by or on behalf of the Company to Parent, Purchaser or any of their agents or affiliates in connection with this Agreement or any of the transactions contemplated hereby, taken as a whole, contains or will contain (at the time when such schedule, exhibit or certificate is furnished) any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

  Section 2.15. Proxy Statement. On the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Stockholders' Meeting (as hereinafter defined) and at the Effective Time, the Proxy Statement will comply in all material respects with the requirements of the Exchange Act and will not contain any statement that, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting that shall have become false or misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of Parent or Purchaser expressly for use in the Proxy Statement.

  Section 2.16. Title to, Condition and Sufficiency of Assets. (a) Owned Properties. The Company owns no real property.

  (b) The leases and subleases described on Section 2.16(b) of the Disclosure Schedule (the "Leases") constitute all of the leases of real property used or held for use in the business to which the Company or any Subsidiary is a party. Each Lease is in full force and effect and the Company or a Subsidiary, as indicated for such Lease in Section 2.16(b) of the Disclosure Schedule, holds a valid and existing leasehold or subleasehold interest thereunder in the real property which is subject thereto (collectively, the "Leased Realty"). The Leased Realty constitutes all of the interests in real property used or held for use by the Company or any Subsidiary in the operation of its business. The Company has delivered to Parent complete and accurate copies of each of the Leases, in each case including all modifications and amendments thereto. With respect to each Lease: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) subject to obtaining any Consent described in Section 2.05 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on substantially the same terms as are presently in effect; (iii) neither the Company nor any Subsidiary is in material breach or default under, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default of the Company or any Subsidiary of, or permit termination, modification or acceleration of, such Lease; (iv) to the Company's knowledge, no other party to such Lease is in material breach or default under, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration of, such Lease; (v) neither the Company nor any Subsidiary has (and, to the Company's knowledge, no other party to such Lease has) repudiated any provision thereof; (vi) there are no material disputes, oral agreements, or forbearances in effect as to such Lease; (vii) such Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Parent; and (viii) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or caused any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), (other than any (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress and (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice (collectively, "Permitted Liens"), to exist with respect to any interest of the Company or any Subsidiary in such Lease.

  (c) There is no proceeding in eminent domain or any similar proceeding pending, or (to the Company's knowledge) threatened, affecting any of the Company's or any Subsidiary's interest in any Leased Realty. There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending, or (to the Company's knowledge) threatened, relating to the ownership, lease, use, occupancy or operation by any of the Company's or any Subsidiary's of any Leased Realty.

  (d) Except as set forth in Section 2.16(d) of the Disclosure Schedule: (i) the current use by the Company and the Subsidiaries of the Leased Realty does not violate any Lease, law, instrument of record or agreement affecting any Leased Realty, and (ii) there is no violation of any applicable covenant, condition, restriction, easement or agreement.

  Section 2.17. Trademarks, Patents and Copyrights. The Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted or as contemplated to be conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing. A true and complete list of all such items is set forth on Section 2.17 of the Disclosure Schedule. The conduct of the business of the Company and the Subsidiaries as currently conducted and as contemplated to be conducted does not and will not conflict in any material respect with any patent, patent right, license, trademark, trademark right, trade name, trade name right, servicemark or copyright of any third party. To the knowledge of the Company, there are no infringements of any material propriety rights owned by or licensed by or to the Company or any Subsidiary. To the knowledge of the Company, neither it nor any Subsidiary has licensed or otherwise permitted the use by any third party of any material proprietary information.

  Section 2.18. Taxes. (a) The Company and the Subsidiaries have timely filed all federal, state, local and foreign tax returns and reports required to be filed by them and have paid and discharged all taxes required to be shown thereon and have paid all applicable ad valorem taxes as are due. Such tax returns are true, correct and complete in all material respects. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Subsidiary is a party to any tax sharing agreement and has no current or contingent contractual obligations to indemnify any other Person with respect to any taxes. Neither the Company nor any Subsidiary has a permanent establishment in any foreign country, within the meaning of the relevant tax treaty between the United States and any such foreign country. None of the Company's or any Subsidiary's assets constitutes "tax exempt use property" within the meaning of Section 168(h) of the Code (or any corresponding provision of state, local or foreign tax law). Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax. The accruals and reserves for taxes reflected in the 1998 Balance Sheet are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with generally accepted accounting principles. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code.

  (b) The Company has furnished to Parent true, correct and complete copies of all tax returns filed with respect to itself or any Subsidiary for (i) each taxable period which remains open to audit, review or examination by the relevant taxing authority or authorities and (ii) the most recent closed taxable period.

  Section 2.19. Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) any other contaminant; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Laws" means any federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health.

  (b) Except as described in Section 2.19 of the Disclosure Schedule: (i) the Company is not in violation of any Environmental Law; (ii) none of the properties owned or leased by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (iii) the Company is not actually or potentially nor, to the knowledge of the Company, allegedly liable for any off-site contamination; (iv) the Company is not actually or potentially nor, to the knowledge of the Company, allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (v) the Company has all material permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (vi) neither the execution and delivery of any transaction contemplated hereunder nor the consummation of the transactions contemplated hereby imposes any obligations for site investigation or cleanup, or notification to or other consent of a governmental entity or any other Person, pursuant to any "transaction-triggered" Environmental Law; and (vii) the Company and each Subsidiary is in compliance with its Environmental Permits in all material respects.

  Section 2.20. Contracts and Commitments. (a) Except for the documents contemplated hereunder or any contract described on Section 2.20 of the Disclosure Schedule (with respect to its business) neither the Company nor any Subsidiary is a party to nor bound by, and neither the Company nor any Subsidiary is subject to, any contract, whether written or oral, including any: (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any hospitalization insurance or similar plan or practice; (ii) contract for the employment or engagement of any individual employee or other Person (including as an independent contractor or on a consulting basis) other than at the will of the employing Person, or any agreement to provide severance or similar benefits upon any termination of employment or other engagement; (iii) agreement, indenture or other contract placing a Lien on any asset of the Company or any Subsidiary; (iv) agreement with respect to the lending or investing of funds by the Company or any Subsidiary; (v) license or royalty agreement; (vi) guaranty of any obligation of any other Person or arrangement having a similar economic effect, other than endorsements made for collection made in the ordinary course of business;
(vii) sales representation agreement; (viii) agreement with any intellectual property; (ix) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $10,000 annually or entered into outside of the ordinary course of business; (x) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it; (xi) agreement, contract or understanding pursuant to which the Company or any Subsidiary subcontracts work to a third party; or (xii) other agreement material to the business of the Company and its Subsidiaries.

  (b) Each of the items which is described or required to be described on the
Section 2.20 of the Disclosure Schedule is in full force and effect; no item which is described or required to be described on the Section 2.20 of the Disclosure Schedule has been breached in any material respect, canceled or repudiated by the Company or any Subsidiary or (to the Company's knowledge) by any other party thereto; no such other party has indicated in writing or orally to the Company or any Subsidiary that it will stop or decrease the rate of business done with the Company or that it desires to renegotiate its arrangements with the Company or any Subsidiary; the Company and each Subsidiary has performed all material obligations required to be performed by it in connection with the items which are described or required to be described on the Section 2.20 of the Disclosure Schedule and is not in receipt of any claim of material default under any such item; and neither the Company nor any Subsidiary has a present expectation or intention of not performing in all material respects any obligation pursuant to any item which is described or required to be disclosed on Section 2.20 of the Disclosure Schedule.

  (c) The Company has furnished to Parent a true and correct copy of all written contracts and other items which are described or required to be described on Section 2.20 of the Disclosure Schedule, in each case together with all amendments, waivers or other changes thereto. Section 2.20 of the Disclosure Schedule contains an accurate and complete description of all material terms of all oral contracts and other oral items which are described or required to be described on such Schedule.

  Section 2.21. Governmental Licenses and Permits. Section 2.21 of the Disclosure Schedule contains a complete listing and summary description of all material Governmental Authorizations owned or possessed by the Company or any Subsidiary. Taken together, the Company and its Subsidiaries own or possess all right, title and interest in and to all of the Governmental Authorizations which are necessary or material to conduct the business as currently conducted or proposed to be conducted by the Company and its Subsidiaries. No loss or expiration of any Governmental Authorization is pending, reasonably foreseeable or, to the Company's knowledge, threatened, or would occur as a result of any transaction contemplated by this Agreement.

  Section 2.22. Affiliate Transactions. Other than as described on Section
2.22 of the Disclosure Schedule, no person employed by the Company or any Subsidiary (a) is a party to any contract (other than in such person employed by the Company or any Subsidiary in its capacity as an employee of the Company or any Subsidiary) or (b) has any interest in any asset of the Company or any Subsidiary, other than indirectly, as a stockholder of the Company.

  Section 2.23. Brokers. No broker, finder or investment banker (other than Duff & Phelps, L.L.C. for whom the maximum fees paid or payable do not exceed $200,000) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Duff & Phelps, L.L.C. pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                  ARTICLE III

            Representations and Warranties of Parent and Purchaser

  Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

  Section 3.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business or operations of Parent and Purchaser and their respective subsidiaries taken as a whole.

  Section 3.02. Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary power and authority to execute and deliver this Agreement and the Escrow Agreement (only Parent is making the representation and warranty with respect to this agreement), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Escrow Agreement (only Parent is making the representation and warranty with respect to this Agreement) by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or the Escrow Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Florida Law). This Agreement and the Escrow Agreement (only Parent is making the representation and warranty with respect to this Agreement) have been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms except that the Escrow Agreement shall only be enforceable against Parent.

  Section 3.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation (Articles of Incorporation in the case of Purchaser) or By-laws of either Parent or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to consummate the Transactions.

  (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and the filing and recordation of appropriate merger documents as required by Florida Law and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Purchaser from performing their respective obligations under this Agreement.

  Section 3.04. Proxy Statement. The information supplied in writing by each of Parent and Purchaser for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any information previously supplied by any of Parent, or Purchaser for inclusion in the Proxy Statement that shall have become false or misleading.

  Section 3.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

  Section 3.06. Accuracy of Information Supplied. Neither this Agreement nor any schedule, exhibit or certificate furnished or required to be furnished by or on behalf of Parent or Purchaser to the Company or any of its agents or affiliates in connection with this Agreement or any of the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

  Section 3.07. Trust Organization. DMA Holdings Statutory Trust (the "Trust") is a trust duly organized under the laws of Connecticut, and is duly organized, validly existing and in good standing under the laws of its creation. Parent has heretofore delivered or made available to the Company true and complete copies of the trust agreement pursuant to which the Trust was organized. DMA, L.P. a Delaware limited partnership is the beneficiary of the Trust. First Union National Bank, a national banking association, is the trustee of the Trust. The Trustee holds all of the issued and outstanding capital stock of Parent.

                                  ARTICLE IV

                    Conduct of Business Pending the Merger

  Section 4.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent (which consent shall not be unreasonably withheld) of
Parent:

    (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

    (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance in accordance with their respective terms of a maximum of 108,500 Shares issuable pursuant to employee stock options outstanding on the date hereof, or the continuation of the Company's policy of reissuing Shares for directors fees, if elected by any director) or (ii) any assets of the Company or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent with past practice;

    (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

    (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

    (e) (i) acquire, for more than $200,000 in any single transaction, or $1,000,000 in the aggregate, for any group of transactions, (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except, in each case, in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure which is in excess of $200,000 or capital expenditures which are, in the aggregate, in excess of $2,000,000 for the Company and the Subsidiaries, taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 4.01(e);

    (f) except as set forth in Section 4.01(f) of the Disclosure Schedule, increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with existing agreements, past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company, or grant any severance or termination pay to or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

    (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

    (h) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; or

      (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 1998 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice.

                                   ARTICLE V

                             Additional Agreements

  Section 5.01. Stockholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Articles of Incorporation and By-laws use its reasonable best efforts to, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the clearance of the Proxy Statement by the SEC for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders' Meeting") and (ii) subject to its fiduciary duties under applicable law as advised in writing by independent counsel, (A) include in the Proxy Statement the recommendation of the Board that a majority of the stockholders of the Company entitled to vote on the Merger Agreement approve this Agreement and the transactions contemplated hereby and (B) use its reasonable best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

  Section 5.02. Proxy Statement. (a) If required by applicable law, within 15 business days following the execution of this Agreement, with all reasonable and necessary assistance from Parent and Purchaser, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. The Proxy Statement shall comply with all provisions of the Exchange Act, including, without limitation, Rule 14a-9 thereunder. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC, and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

  (b) If any event shall occur as a result of which it is necessary, in the opinion of legal counsel to Parent or the Company, to amend the Proxy Statement in order to make the Proxy Statement not misleading in light of the circumstances existing at the time it is delivered to a holder of Common Stock, the Company shall forthwith amend the Proxy Statement (in form and substance reasonably satisfactory to legal counsel to Parent) so that, as so amended, the Proxy Statement will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time it is delivered to a holder of Common Stock, not misleading. Parent and Purchaser shall furnish any information reasonably requested by the Company which is necessary to amend the Proxy Statement in accordance with this Section 5.02(b).

  Section 5.03. Access to Information. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

  (b) No investigation pursuant to this Section 5.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

  (c) From and after the date hereof, each party hereto shall, and shall use its best efforts to cause its affiliates and its and their respective agents to, keep secret and hold in strictest confidence any and all documents and information identified by any other party as confidential and furnished to such first party (whether before or after the date hereof) in connection with the transactions contemplated hereunder, other than the following: (i) information that has become generally available to the public other than as a result of a disclosure by such party, its affiliates or its agents; (ii) information that has become available to such party or an agent of such party on a nonconfidential basis from a third party having, to the knowledge of such party (after reasonable inquiry), no obligation of confidentiality or other legal or fiduciary obligation of secrecy to a party to this Agreement and that has not itself, to the knowledge of such party (after reasonable inquiry), received such information directly or indirectly in breach of any such obligation; and (iii) information that is required to be disclosed by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such party or any such affiliate are listed or traded. If any party hereto is required to disclose any such confidential information pursuant to applicable law, such party shall promptly notify each other party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with each other party to preserve the confidentiality of such information consistent with applicable law. In the event the transactions contemplated by this Agreement are not consummated, each party hereto shall return all materials in its possession containing confidential information belonging to another party and shall not use any such information for any purpose whatsoever.

  Section 5.04. No Solicitation of Transactions. Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any portion of the assets of, or any equity interest in, the Company or any Subsidiary or any business combination with the Company or any Subsidiary, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the Company may, in accordance with its fiduciary duties under applicable law as advised in writing by independent counsel of the Board, respond to unsolicited offers from third parties that seek to do any of the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall notify Parent promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

  Section 5.05. Directors' and Officers' Indemnification and
Insurance. (a) The By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article XI of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

  (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that neither the Company nor the Surviving Corporation shall be obligated pursuant to this
Section 5.05(b) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

  (c) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.05(c) more than 150% of the current annual premiums.

  (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 5.05.

  Section 5.06. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 5.07. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make, within 30 days following the execution of this Agreement, its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, Environmental Permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

  Section 5.08. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

  Section 5.09. Consents Generally. Each of the Company and Parent will (and will cause its Subsidiaries to) use their reasonable best efforts (without being required to make any payment not specifically required by the terms of any related contract law or agree to any material modification or waiver of any term of any contract or any other right) to (a) obtain or cause to be obtained prior to the Closing all Consents, and (b) cause each Consent to be effective as of the time of the Closing (whether it is granted or entered into prior to or after the Closing).

  Section 5.10. Prepayment of Certain Debt. As of the Effective Time, Parent shall repay any and all amounts borrowed by the Company pursuant to the terms of both the Company's bank credit agreement, dated as of May 30, 1997, by and among the Company, PNC Bank, N.A., SunTrust Bank, Central Florida, N.A. and Lehman Commercial Paper Inc. (the "Credit Agreement") and the note assumption agreement, dated May 30, 1997, by and among the Company, Suncom and Midwest Mezzanine Fund L.P. (the "Note Agreement"), and, after the Effective Time, take all steps reasonably necessary to terminate the Credit Agreement and the Note Agreement.

  Section 5.11. Release of Company Stock. Prior to the Effective Time, the Company shall use its reasonable best efforts to cause all Shares being held by Mr. A.J. Schell, as security, for certain amounts due Mr. Schell pursuant to that certain agreement between Suncom and Mr. Schell, dated as of May 30, 1997 (the "Pledge Agreement") to be released. Such Shares should thereafter be held free and clear of any claim, lien or other encumbrance and available for transfer hereunder. The Company shall thereafter take all steps reasonably necessary to terminate the Pledge Agreement.

  Section 5.12 Cancellation of Suncom Option. Prior to the Effective Time, the Company shall use its reasonable best efforts to cause the option held by Suncom which permits Suncom to purchase up to 1,000,000 Shares to be cancelled.

                                  ARTICLE VI

                           Conditions to the Merger

  Section 6.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the affirmative vote of the stockholders of the Company to the extent required by Florida Law and the Articles of Incorporation of the Company;

    (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

    (c) No Order. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions.

  Section 6.02. Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and Purchaser under this Agreement to consummate the Transactions contemplated hereby are subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of Parent and Purchaser and any one or more of which may be expressly waived by Parent, in its sole discretion, except as otherwise required by law:

    (a) Accuracy of Representations and Warranties. The representations and warranties of the Company contained herein shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty shall by its terms have been made as of a specific date in which case such representation and warranty shall have been true and correct in all material respects as of such specific date). For purposes of this
  Section 6.02(a), the requirement that the representations and warranties of the Company shall be true and correct in "all material respects" is not intended to establish a different or higher materiality standard with respect to any representation or warranty that is already qualified by a materiality or a Material Adverse Effect standard by the terms thereof. Parent shall have received a certificate of the Company dated the Closing Date and signed by an officer of the Company certifying to the fulfillment of this condition;

    (b) Performance of Agreements. The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement or otherwise contemplated hereby to be performed and complied with by it at or prior to the Closing Date, and Parent shall have received a certificate of the Company dated the Closing Date and signed by an officer of the Company certifying to the fulfillment of this condition;

    (c) No Material Adverse Change. Since April 1, 1998, there shall not have occurred any change, condition, event, or development that has a Material Adverse Effect;

    (d) Adverse Actions. There shall not have been instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the consummation of the Merger, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction;
  (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise has a Material Adverse Effect or which is reasonably likely materially adversely to affect the business, operations, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of Parent;

    (e) Governmental Orders. There shall not have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    (f) Employee Stock Options. The Company shall have taken all necessary measures to cancel each Option as specified in Section 1.08 hereof and such option shall, in fact, be cancelled;

    (g) Suncom Option. The Company shall have cancelled the option held by Suncom which permits Suncom to purchase up to 1,000,000 Shares;

    (h) Maximum Liabilities. The Closing Net Liability Amount shall not be greater than $33,950,000. "Closing Net Liability Amount" means the sum of:
  (i) the aggregate amount of the liabilities, other than the current liabilities of the Company and its Subsidiaries, (ii) the aggregate amount of the current portions of all non-current liabilities of the Company and its Subsidiaries (e.g., the portion, if any, of the principal amount of any long-term indebtedness of the Company which is classified under generally accepted accounting principles as a current liability by virtue of the fact that such portion is due and payable within one year of the time in question), (iii) without duplication of any amount described in clause (ii) above, the aggregate amount of all unpaid accrued interest which is part of the current liabilities of the Company and its Subsidiaries, and (iv) the excess, if any, of the aggregate amount of the current liabilities of the Company and its Subsidiaries not described in clause (ii) or clause (iii) over the aggregate amount of the current assets of the Company and its Subsidiaries; in each of the foregoing cases determined on a consolidated basis as of the time of the Closing in accordance with generally accepted accounting principles;

    (i) Release of Company Stock. The Company shall have secured the release of the Shares under the Pledge Agreement; and

    (j) Consents. All Consents, listed on Section 2.05 of the Disclosure Schedule, shall have been obtained and be in full force and effect. The Company shall have delivered to Parent copies of all such Consents.

  Section 6.03. Conditions to the Obligations of The Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of the Company and any one or more of which may be expressly waived by the Company, in its sole discretion, except as otherwise required by law:

    (a) Accuracy of Representations and Warranties. The representations and warranties of Parent and Purchaser contained herein shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty had by its terms been made as of a specific date, in which case such representation and warranty shall have been true and correct in all material respects as of such specific date). For purposes of this Section 6.03(a), the requirement that the representations and warranties of Parent and Purchaser shall be true and correct in "all material respects" is not intended to establish a different or higher materiality standard with respect to any representation or warranty that is already qualified by a materiality or a Material Adverse Effect standard by the terms thereof. The Company shall have received a certificate of Parent dated the Closing Date and signed by an officer of Parent certifying to the fulfillment of this condition;

    (b) Performance of Agreements. Each of Parent and Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Closing Date, and the Company shall have received a certificate of Parent dated the Closing Date and signed by an officer of Parent certifying the fulfillment of this condition; and

    (c) Prepayment of Certain Debt. As of the Effective Time, Parent shall have repaid all amounts outstanding under the Credit Agreement and the Note Agreement.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

  Section 7.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

    (a) By mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

    (b) By Parent if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement that, if not a willful breach and if curable, has not been cured within 15 days following receipt by the Company of notice of such breach from Parent;

    (c) By the Company if there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser set forth in this Agreement that, if not a willful breach and if curable, has not been cured within 15 days following receipt by Parent or Purchaser of notice of such breach from the Company;

    (d) By either Parent or the Company, if the Merger shall not have been consummated within 150 days of the signing of this Agreement (or such later date as may be agreed to by Parent and the Company), provided that neither party may terminate this Agreement under this Section 7.01(d) if the failure has been caused by such party's material breach of this Agreement;

    (e) By either Parent or the Company, if this Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders Meeting;

    (f) By Parent, if (i) the Board of Directors of the Company shall withdraw, modify or change the Recommendation in a manner adverse to Parent or shall have resolved to do any of the foregoing; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company, or agreed to enter into, an Alternate Transaction (which shall include, without limitation, any merger, consolidation or sale of all or substantially all of the Company's assets); (iii) a tender offer or exchange offer, except for such an offer by Parent, an affiliate or any "group" of which any of them is a member, for shares of capital stock of the Company that would result in the beneficial ownership by any Person or any "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 50% of the outstanding shares of any class of capital stock of the Company is commenced; or (iv) any Person, other than Suncom, or, other than Parent, an affiliate or any "group" of which any of them is a member shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" shall have been formed that beneficially owns, or has the right to acquire "beneficial ownership" of, more than 50% of the then-outstanding shares of any class of capital stock of the Company;

    (g) By either the Company or Parent, prior to the occurrence of the vote of the stockholders of the Company with respect to this Agreement, if (i) the Company has received an Alternate Transaction Proposal that the Company's Board of Directors determines in good faith could be financially superior to the Merger, (ii) based on the written advice of outside independent legal counsel, the Company's Board of Directors believes that it is required to respond to and pursue such Alternate Transaction Proposal in order to comply with its fiduciary obligations to holders of Common Stock under applicable Florida Law, and (iii) the Company has entered into a definitive agreement to consummate such Alternate Transaction Proposal;

    (h) By Parent or the Company, if a court of competent jurisdiction or other governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree, ruling or other action shall have become final and nonappealable.

  Section 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of any party hereto, except (i) as set forth in Sections 5.03(c), 5.08, 7.02, 7.03 and 8.01 and (ii) nothing herein shall relieve any party from liability for any breach hereof; provided, however, that no termination of this Agreement shall be of any effect unless and until the Company has paid to Parent the Fee and any Expenses due the Parent from the Company pursuant to Section 7.03 hereof.

  Section 7.03. Fees and Expenses. (a) The Company agrees that if this Agreement shall be terminated pursuant to:

    (i) Section 7.01(f)(i), Section 7.01(f)(ii) or Section 7.01(g); or

    (ii) Section 7.01(e) and (A) at the time this Agreement is terminated there shall exist an Alternate Transaction Proposal or any Person shall have publicly announced its intention to make an Alternate

  Transaction Proposal and (B) within 12 months after the date on which this Agreement is terminated the Company shall sign a definitive agreement for the purpose of consummating an Alternate Transaction.

    If this Agreement is terminated pursuant to any of the foregoing provisions, then the Company shall pay to Parent an amount equal to 3% of the aggregate Merger Consideration (the "Fee") which amount shall be payable in immediately available funds, plus all Expenses (as hereinafter defined).

  (b) If this Agreement is terminated pursuant to Section 7.01(e), Section 7.01(f)(i), Section 7.01(f)(ii), or Section 7.01(g) and neither Parent nor Purchaser is in material breach of their respective material covenants and agreements contained in this Agreement or their respective representations and warranties contained in this Agreement, the Company shall, whether or not any payment is made pursuant to Section 7.03(a), reimburse each of Parent and Purchaser (not later than five business days after submission of statements therefor) for all out-of-pocket expenses and fees up to $500,000 in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Transactions or structuring the Transactions, and all fees of counsel, accountants, experts and consultants to Parent, Purchaser and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the Transactions, including, without limitation, the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent and Purchaser in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto (all the foregoing being referred to herein collectively as the "Expenses").

  (c) The Company agrees that if this Agreement is terminated pursuant to
Section 7.01(b), the Company shall pay Parent an amount equal to 3% of the aggregate Merger Consideration as liquidated damages, which payment shall be the exclusive remedy available to Parent at law or in equity in respect of termination pursuant to Section 7.01(b) hereof, and shall constitute payment for all claims, damages, out-of-pocket expenses and fees arising out of or incurred by Parent or Purchaser in connection with this transaction.

  (d) Parent and Purchaser agree that if this Agreement is terminated pursuant to Section 7.01(c), Parent shall cause Purchaser to pay the Company $1,750,000 as liquidated damages, which payment shall be the exclusive remedy available to the Company at law or in equity in respect of any breach of this Agreement by Parent or Purchaser, and shall constitute payment for all claims, damages, out-of-pocket expenses and fees arising out of or incurred by the Company in connection with this transaction. Parent and the Company shall cause an escrow agreement (the " Escrow Agreement") to be entered into on the date hereof. The Escrow Agreement shall be funded by Parent in the amount of $1,750,000, and shall serve to fund the obligations of Parent and Purchaser under this Section 7.03(d).

  (e) Except as set forth in this Section 7.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

  Section 7.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  Section 7.05. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                 ARTICLE VIII

                              General Provisions

  Section 8.01. Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Section 5.05 shall survive the Effective Time indefinitely and those set forth in Section 5.03(c) and Section 5.08 shall survive termination indefinitely.

  Section 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

    if to Parent or Purchaser:

      DMA Holdings, Inc.

      c/o Integrated Capital Associates, Inc.

      220 Jackson Street, Suite 2000

      San Francisco, CA 94111

      Telecopier No: 415-986-5511

      Attention: President

    with a copy to:

      Shearman & Sterling

      555 California Street, 20th Floor

      San Francisco, CA 94104

      Telecopier No: 415-616-1199

      Attention: Christopher D. Dillon, Esq.

    if to the Company:

      Audio Communications Network, Inc.

      1000 Legion Place, Suite 1515

      Orlando, Florida 32801

      Telecopier No: 407-649-8873

      Attention: President

    with a copy to:

      Morgan Lewis & Bockius

      2000 One Logan Square

      Philadelphia, PA 19103

      Telecopier No: 215-963-5599

      Attention: Tom Sharbaugh, Esq.

    with a copy to:

      Baer, Marks & Upham LLP

      805 Third Avenue

      New York, NY 10022

      Telecopier No: 212-702-5835

      Attention: Anne E. Pitter, Esq.

  Section 8.03. Certain Definitions. For purposes of this Agreement, the term:

    (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

    (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

    (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

    (d) "consent" means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any governmental entity or any other Person which is required for any of the execution, delivery or performance of this Agreement or any other document contemplated hereby, the consummation of the Merger or any other transaction contemplated hereby, or the conduct or operation of the business by the Company and its Subsidiaries after the Merger or the holding or utilization of any asset of the business of the Company and its Subsidiaries after the Merger, whether such requirement arises pursuant to any law or contract, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any contract.

    (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

    (f) "governmental authorizations" means any approval, consent or order of any United States federal or state body; and

    (g) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

  Section 8.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

  Section 8.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

  Section 8.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

  Section 8.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

  Section 8.08. Governing Law. Except to the extent the Merger is mandatorily governed by Florida law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any federal district court sitting in the City of New York.

  Section 8.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 8.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  In Witness Whereof, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          DMA Holdings, Inc.

                                          By __________________________________
                                            Title:

                                          Diverse Media Acquisitions, Inc.

                                          By __________________________________
                                            Title:

                                          Audio Communication Network, Inc.

                                          By __________________________________
                                            Title:

             FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

  FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment"), dated as of August 25, 1998, among DMA HOLDINGS, INC., a Delaware corporation ("Parent"), DIVERSE MEDIA ACQUISITIONS, INC., a Florida corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and AUDIO COMMUNICATIONS NETWORK, INC., a Florida corporation (the "Company").

  WHEREAS, Parent, Purchaser and the Company have entered into a certain Agreement and Plan of Merger, dated as of June 5, 1998 (the "Agreement"), pursuant to which Purchaser shall merge with and into the Company (the "Merger") on the terms and conditions set forth in the Agreement; and

  WHEREAS, Parent, Purchaser and the Company desire to amend the Agreement as provided herein;

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

  1. Amendment. Section 6.02(h) of the Agreement is hereby deleted in its entirety and replaced by the following new Section 6.02(h):

    (h) Maximum Liabilities. The Closing Net Liability Amount shall not be greater than $33,950,000. "Closing Net Liability Amount" means the sum of:
  (i) the aggregate amount of the liabilities, other than the current liabilities, of the Company and its Subsidiaries, (ii) the aggregate amount of the current portions of all non-current liabilities of the Company and its Subsidiaries (e.g., the portion, if any, of the principal amount of any long-term indebtedness of the Company which is classified under generally accepted accounting principles as a current liability by virtue of the fact that such portion is due and payable within one year of the time in question), (iii) without duplication of any amount described in clause (i) or clause (ii) above, the aggregate amount of all unpaid accrued interest which is part of the liabilities of the Company and its Subsidiaries, plus,
  (iv) current liabilities not described in clause (ii) or clause (iii) above, less (v) the current assets of the Company and its Subsidiaries; in each of the foregoing cases determined on a consolidated basis as of the time of the Closing in accordance with generally accepted accounting principles;

  2. Effect of this Amendment. The Agreement shall continue in full force and effect and shall not be amended hereby except to the extent expressly provided herein.

  3. Counterparts. This First Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together constitute one and the same Amendment.

  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this First Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          DMA HOLDINGS, INC.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          DIVERSE MEDIA ACQUISITIONS, INC.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          AUDIO COMMUNICATIONS NETWORK, INC.

                                          By: _________________________________
                                            Name:
                                            Title:

                                                                    APPENDIX II

                     STOCKHOLDER'S STOCK OPTION AGREEMENT

  Stockholder's Stock Option Agreement (this "Agreement"), dated as of June 5, 1998, between DMA Holdings, Inc., a Delaware corporation ("DMA"), and Suncom Communications, L.L.C., a Delaware limited liability company ("Suncom").

  Whereas, as of the date hereof Suncom owns (either beneficially or of record) 2,697,986 shares of common stock, par value $0.25 per share ("Company Common Stock" or the "Shares"), of Audio Communication Network, Inc., a Florida corporation;

  Whereas, the Company, DMA and Diverse Media Acquisitions, Inc., a Florida corporation ("DMA Sub"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, upon the terms and subject to the conditions thereof, for the merger of DMA Sub with and into the Company (the "Merger"); and

  Whereas, as a condition to the willingness of DMA to enter into the Merger Agreement, DMA has requested that Suncom agree, and, in order to induce DMA to enter into the Merger Agreement, Suncom has agreed, to grant DMA options to purchase the Shares;

  Now, Therefore, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  The Options

  Section 1.01. Grant of Options. Suncom hereby grants to DMA an irrevocable option (the "Option") to purchase the entire amount of Suncom's Shares at a price per Share equal to $6.40 (the "Purchase Price"). The Option shall expire if not exercised prior to the close of business on the 60th day following termination of the Merger Agreement. The Option shall also expire if the Merger Agreement is terminated pursuant to Section 7.01(c) thereof.

  Section 1.02. Exercise of Options. Provided that (a) to the extent necessary, any applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act") with respect to the exercise of the Option shall have expired or been terminated and (b) no preliminary or permanent injunction or other order, decree or ruling issued by any court or governmental or regulatory authority, domestic or foreign, of competent jurisdiction prohibiting the exercise of the Option or the delivery of Shares shall be in effect, DMA may exercise the Option at any time and from time to time following termination of the Merger Agreement (other than a termination pursuant to Section 7.01(c) thereof) until the expiration of such Option. In the event that DMA wishes to exercise the Option, DMA shall give written notice (the date of such notice being herein called the "Notice Date") to Suncom specifying a place and date (not later than ten Business Days (as defined below) and not earlier than three Business Days following the Notice
Date) for closing such purchase (the "Closing"). For the purposes of this Agreement, the term "Business Day" shall mean a Saturday, a Sunday or a day on which banks are not required or authorized by law or executive order to be closed in the City of New York.

  Section 1.03. Payment for and Delivery of Certificates. At the Closing, (a) DMA shall pay the aggregate Purchase Price for the Shares being purchased from Suncom by wire transfer in immediately available funds of the total amount of the Purchase Price for such Shares to an account designated by Suncom by written notice to DMA, and (b) Suncom shall deliver to DMA a certificate or certificates evidencing Suncom's Shares, and Suncom agrees that such Shares shall be transferred free and clear of all liens. All such certificates shall be duly endorsed in blank, or with appropriate stock powers, duly executed in blank, attached thereto, in proper form for transfer, with the signature of Suncom's duly authorized representative thereon guaranteed, and with all applicable taxes paid or provided for.

                                  ARTICLE II

                   Representations and Warranties of Suncom

  Suncom hereby represents and warrants to DMA as follows:

  Section 2.01. Due Organization, etc. Suncom is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Suncom has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Suncom. This Agreement has been duly executed and delivered by or on behalf of Suncom and, assuming its due authorization, execution and delivery by DMA, constitutes a legal, valid and binding obligation of Suncom, enforceable against Suncom in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

  Section 2.02. No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by Suncom do not, and the performance of this Agreement by Suncom will not, (i) conflict with or violate the operating agreement or similar organizational document of Suncom, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Suncom or by which it or any of its properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Suncom or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Suncom is a party or by which Suncom or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by Suncom of its obligations under this Agreement.

  (b) The execution and delivery of this Agreement by Suncom do not, and the performance of this Agreement by Suncom will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Suncom of its obligations under this Agreement.

  Section 2.03. Title to Shares. At the Closing, Suncom will deliver good and valid title to its Shares free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, other than pursuant to this Agreement, which will be eliminated prior to or at the Closing, Suncom has full right, power and authority to sell, transfer and deliver its Shares pursuant to this Agreement. Upon delivery of such Shares and payment of the Purchase Price therefor as contemplated herein, DMA will receive good and valid title to such Shares, free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction or encumbrance of any kind.

                                  ARTICLE III

                     Representations and Warranties of DMA

  DMA hereby represents and warrants to Suncom as follows:

  Section 3.01. Due Organization, etc. DMA is a corporation duly organized and validly existing under the laws of the State of Delaware. DMA has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by DMA have been duly authorized by all necessary corporate action on the part of DMA. This Agreement has been duly executed and delivered by DMA and, assuming its due authorization, execution and delivery by Suncom, constitutes a legal, valid and binding obligation of DMA, enforceable against DMA in accordance with its terms.

  Section 3.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by DMA do not, and the performance of this Agreement by DMA will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of DMA, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to DMA or by which DMA or any of its properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of DMA pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DMA is a party or by which it or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by DMA of its obligations under this Agreement.

  (b) The execution and delivery of this Agreement by DMA do not, and the performance of this Agreement by DMA will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by DMA of its obligations under this Agreement.

  Section 3.03. Investment Intent. The purchase of Shares from Suncom pursuant to this Agreement is for the account of DMA for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, and the rules and regulations promulgated thereunder.

                                  ARTICLE IV

                         Transfer and Voting of Shares

  Section 4.01. Transfer of Shares. During the term of the Option, and except as otherwise provided herein, Suncom shall not (a) sell, pledge or otherwise dispose of any of its Shares, (b) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Company Common Stock.

  Section 4.02. Voting of Shares; Further Assurances. (a) Suncom, by this Agreement, with respect to those Shares that it owns of record, does hereby constitute and appoint DMA, or any nominee of DMA, with full power of substitution, during and for the term of the Option granted by Suncom hereunder (or, following termination of the Merger Agreement, during such periods as the Option is exercisable), as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Shares as its proxy at every annual, special or adjourned meeting of the stockholders of the Company (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Florida may permit or require) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Suncom further agrees to cause the Shares owned by it beneficially to be voted in accordance with the foregoing. Suncom acknowledges receipt and review of a copy of the Merger Agreement.

  (b) If DMA shall exercise the Option in accordance with the terms of this Agreement, and without additional consideration, Suncom shall execute and deliver further transfers, assignments, endorsements, consents and other instruments as DMA may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement, including the transfer of any and all of Suncom's Shares to DMA and the release of any and all liens, claims and encumbrances covering such Shares.

  (c) Suncom shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in DMA the power to carry out the provisions of this Agreement.

                                   ARTICLE V

                              General Provisions

  Section 5.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

  (a) If to DMA:

  DMA Holdings, Inc.
  c/o Integrated Capital Associates
  220 Jackson Street, Suite 2000
  San Francisco, CA 94111
  Facsimile No.: (415) 986-5511

  with a copy to:

  Shearman & Sterling
  555 California Street
  San Francisco, CA 94104
  Attention: Christopher D. Dillon, Esq.
  Facsimile No.: (415) 616-1199

  (b) If to SUNCOM:

  Suncom Communications, L.L.C.
  4059 Yancey Road
  Charlotte, NC 28217
  Attention: Doug Handy
  Facsimile No.: (704) 525-1300

  Section 5.02. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 5.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  Section 5.04. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

  Section 5.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  Section 5.06. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

  Section 5.07. Governing Law. Except to the extent that Florida Law is mandatorily applicable to the rights of the stockholders of the Company, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any federal district court sitting in the City of New York.

  Section 5.08. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  In Witness Whereof, the parties have executed this Agreement as of the date first written above.

                                          DMA Holdings, Inc.

                                          By

                                          Name: _______________________________

                                          Title: ______________________________

                                          Suncom Communications, L.L.C.

                                          By

                                          Name: _______________________________

                                          Title: ______________________________

                                                                   APPENDIX III

DUFF & PHELPS, LLC

June 5, 1998

Board of Directors
Audio Communications Network, Inc.
1000 Legion Place
Suite 1515
Orlando, FL 32801

Dear Board of Directors:

  You have retained Duff & Phelps, LLC ("Duff & Phelps") to serve as independent financial advisor to Audio Communications Network, Inc. ("ANI" or the "Company") to provide an opinion (the "Opinion") as to whether the Proposed Transaction (defined below) involving a merger of the Company with Diverse Media Acquisitions, Inc. ("DMAI"), a wholly owned subsidiary of DMA Holdings, Inc. ("DMA"), is fair from a financial point of view to the shareholders of the Company. Previously, Duff & Phelps has not provided financial advisory services to the Company, DMA or DMAI.

DESCRIPTION OF THE PROPOSED TRANSACTION

  According to the Agreement and the Plan of Merger, DMAI shall be merged with and into ANI, with ANI as the surviving corporation. Each issued and outstanding share of common stock of the Company shall be converted into the right to receive $6.40. We understand that as of June 5, 1998 there were 4,502,602 common shares of the Company issued and outstanding.

SCOPE OF ANALYSIS

  In conducting our analysis and arriving at our Opinion, we reviewed and analyzed, among other things:

    1. The Agreement and Plan of Merger among DMA, DMAI and the Company, dated as of June 5, 1998.

    2. The public financial statements of ANI on Form 10-K for the fiscal year ended December 31, 1997 and quarterly report on Form 10-Q for the period ended March 31, 1998.

    3. Certain other public filings on Forms 10-K, 10-Q and S-K which included financial statements of predecessor companies to ANI and entities acquired by ANI.

    4. Certain operating and financial information provided to us by the management of ANI including pro forma historical financial statements and internal budgets of future financial results.

    5. The historical stock prices and trading volume of the common stock of ANI.

    6. Transactions involving companies similar to ANI which we deemed appropriate to consider.

    7. Financial information and market valuations of other publicly traded companies that we deemed to be reasonably comparable to ANI.

  In addition, Duff & Phelps conducted such other financial studies, analysis, and investigations as we deemed appropriate.

  Duff & Phelps held discussions with members of the senior management of the Company regarding the history, current business operations, financial condition and future prospects of ANI via telephone. We conducted

                                     III-1
other studies, analyses, inquiries and investigations which we deemed appropriate, Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent appraisals of the assets or liabilities of the Company.

  In performing its analysis and rendering its Opinion with respect to the Proposed Transaction, Duff & Phelps relied upon the accuracy and completeness of all information provided to it, whether obtained from public or private sources, including Company management, and did not attempt to independently verify such information. We note that nothing has come to our attention in the course of our analysis to make us believe that it is not reasonable to rely on the information described above, including the projections and reports of the management of the Company. Our Opinion further assumes that information supplied and representations made by the Company's management are substantially accurate regarding the Company and the background and terms of the Proposed Transaction.

  We delivered our findings to the Board of Directors of the Company on June 5, 1998. Our conclusion was that the Proposed Transaction, as then contemplated, was fair, from a financial point of view, to the shareholders of the Company. Duff and Phelps has prepared this Opinion effective as of June 5, 1998, and the Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date.

  It is understood that this letter is only for the information of the Company and its shareholders. Except as required under the disclosure requirements of the securities laws and applicable law or legal process, without our prior consent, this letter may not be quoted or referred to, in whole or in part, in any written document or used for any other purpose.

CONCLUSION

  Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the Proposed Transaction is fair to the shareholders of the Company from a financial point of view.

Respectfully submitted,


DUFF & PHELPS, LLC

                                     III-2

                                                                    APPENDIX IV

                     FLORIDA 1989 BUSINESS CORPORATION ACT

                               SECTION 607.1302

  607.1302 RIGHT OF SHAREHOLDERS TO DISSENT. (1) Any shareholder has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

  (a) Consummation of a plan of merger to which the corporation is a party:

    1. If the shareholder is entitled to vote on the merger, or

    2. If the corporation is a subsidiary that is merged with its parent under Section 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of Section 607.1104;

  (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to Section 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

  (c) As provided in Section 607.0902(11), the approval of a control-share acquisition;

  (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

  (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

    1. Altering or abolishing any preemptive rights attached to any of his shares;

    2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

    3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

    4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

    5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

    6. Reducing the stated dividend preference of any of his preferred shares; or

    7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

  (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

    (2) A shareholder dissenting from any amendment specified in paragraph
  (1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

    (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

    (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

    (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation. (Last amended by Ch. 94-327, L. '94, eff. 6-2-94.)

                      AUDIO COMMUNICATIONS NETWORK, INC.
                         1000 LEGION PLACE, SUITE 1515
                            ORLANDO, FLORIDA 32801

PROXY

  The undersigned, a holder of shares of Common Stock of Audio Communications Network, Inc., a Florida corporation (the "Company"), hereby appoints MITCHELL KLEINHANDLER and DAVID UNGER, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, represent and vote for the undersigned, all of the shares of the Company which the undersigned would be entitled to vote, at the Special Meeting of Shareholders of the Company to be held on Thursday, September 24, 1998 and any adjournments thereof, as follows:

    To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated June 5, 1998 as amended by the First Amendment thereto dated August , 1998 (the "Merger Agreement") by and among the Company, DMA Holdings, Inc., a Delaware corporation ("DMA") and Diverse Media Acquisitions, Inc., a Florida corporation and wholly-owned subsidiary of DMA ("Diverse Media") pursuant to which:

      (a) Diverse Media will be merged with and into the Company, the Company will be the surviving corporation in the Merger (the "Surviving Corporation") and will become a wholly-owned subsidiary of DMA,

      (b) each outstanding share of common stock, par value $0.025 per share, of the Company (the "Common Stock") (other than shares held by the Company and its subsidiaries, DMA and its subsidiaries) will be converted into the right to receive $6.40 in cash, without interest, and

      (c) unless otherwise determined by DMA prior to the effective date and time of the merger (the "Effective Time"), (i) the Articles of Incorporation and the by-laws of Diverse Media shall become the Articles of Incorporation and the by-laws of the Surviving Corporation,
    (ii) the officers of the Company immediately prior to the merger, with the exception of Mitchell Kleinhandler, shall be the initial officers of the Surviving Corporation (until such time as their respective successors are duly elected or replaced) and (iii) the directors of Diverse Media immediately prior to the merger shall be the initial directors of the Surviving Corporation (until such time as their respective successors are duly elected or replaced).

    [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

  The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgment.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE OTHER SIDE HEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE MERGER AGREEMENT.

  The undersigned acknowledges receipt of a copy of the Notice of Special Meeting and accompanying Proxy Statement dated August 28, 1998 relating to the Special Meeting, and the 1997 Annual Report to Shareholders.




     Signature(s) of Shareholder(s)

  The signature(s) hereon should correspond exactly with the name(s) of the Shareholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name, and give title of signing officer.

Date:    , 1998

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                      AUDIO COMMUNICATIONS NETWORK, INC.

                 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY

                     PROMPTLY USING THE ENCLOSED ENVELOPE.